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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement                [ ] Confidential, for Use of the
[ ] Definitive Additional Materials               Commission Only (as permitted)
[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-11(c) or Rule 14a-12


                             FRENCH FRAGRANCES, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[x] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        Not applicable
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    (2) Aggregate number of securities to which transaction applies:  Not applicable.
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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:  Not applicable.
        ------------------------------------------------------------------------
    (5) Total Fee Paid:  Not applicable.
        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  Not applicable.
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:  Not applicable.
        ------------------------------------------------------------------------
    (3) Filing Party:  Not applicable.
        ------------------------------------------------------------------------
    (4) Date Filed:  Not applicable.
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
                             FRENCH FRAGRANCES, INC.
                             14100 N.W. 60TH AVENUE
                           MIAMI LAKES, FLORIDA 33014

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

         A Special Meeting of Shareholders of French Fragrances, Inc., a Florida corporation, will be held at our principal executive offices, located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 on Wednesday, January 3, 2001, beginning at 10:30 a.m., Eastern Standard Time, for the following purposes:

         (1) Approval of Issuance of Stock. To approve the issuance or potential issuance of our common shares in an amount greater than 20% of the number of our outstanding common shares in connection with the our acquisition of the Elizabeth Arden skin treatment, cosmetics and fragrance brands, the Elizabeth Taylor fragrance brands and the White Shoulders fragrance brand and related assets and liabilities from Conopco, Inc. and other affiliates of Unilever, N.V.

         (2) Approval of Amendment to our Articles of Incorporation to Change Our Corporate Name. To approve an amendment to our Amended and Restated Articles of Incorporation to change our corporate name from "French Fragrances, Inc." to "Elizabeth Arden, Inc.," subject to the consummation of the Arden acquisition.

         (3) Approval of Stock Incentive Plan. To approve and adopt our 2000 Stock Incentive Plan.

         (4) Approval of Amendment to our Non-Employee Director Stock Option Plan. To approve an amendment to our Non-Employee Director Stock Option Plan to increase (i) the number of shares of common stock which may be issued pursuant to stock options granted under such plan from 200,000 to 500,000, and
                  (ii) the number of shares of common stock exercisable in connection with an eligible director being re-elected to our Board of Directors at a subsequent annual meeting of shareholders from 7,500 to 15,000.

         (5) Other Matters. To consider and transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Information regarding the matters to be acted upon at the meeting is contained in the proxy statement accompanying this Notice. Only shareholders of record at the close of business on November 1, 2000 will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

         PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO BY REVOKING THE PROXY AT ANY TIME BEFORE IT IS EXERCISED.

Miami Lakes, Florida                      By Order of the Board of Directors,
December 4, 2000
                                                              Oscar E. Marina
                                                                    Secretary

                             FRENCH FRAGRANCES, INC.
                             14100 N.W. 60TH AVENUE
                           MIAMI LAKES, FLORIDA 33014

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS

                                 JANUARY 3, 2001
GENERAL

         This Proxy Statement is being furnished to holders of common stock, par value $.01 per share ("Common Stock"), of French Fragrances, Inc., a Florida corporation (the "Company"), in connection with the solicitation of proxies by our Board of Directors (the "Board of Directors") for use at the Special Meeting of Shareholders (the "Special Meeting") to be held at our principal executive offices located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, on Wednesday, January 3, 2001, beginning at 10:30 a.m., Eastern Standard Time, and at any adjournment or adjournments thereof.

         This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about December 8, 2000.

         The Board of Directors has unanimously determined that the issuance or potential issuance of shares of our Common Stock in an amount greater than 20% of the number of our outstanding shares of Common Stock in connection with the our acquisition of the Elizabeth Arden skin treatment, cosmetics and fragrance brands, the Elizabeth Taylor fragrance brands and the White Shoulders fragrance brand and related assets and liabilities from Conopco, Inc. and other affiliates of Unilever, N.V., all as described below (Proposal One on the proxy card), is fair to and in the best interest of the Company, and recommends a vote for the approval of Proposal One.

         The Board of Directors has unanimously determined that the proposed amendment to our Amended and Restated Articles of Incorporation to change our corporate name to "Elizabeth Arden, Inc.," as described below (Proposal Two on the proxy card), is in the best interest of the Company, and recommends a vote for the approval of Proposal Two.

         The Board of Directors has unanimously determined that approval and adoption of the proposed 2000 Stock Incentive Plan, as described below (Proposal Three on the proxy card), is in the best interest of the Company, and recommends a vote for the approval of Proposal Three.

         The Board of Directors has unanimously determined that approval of the amendment to our Non-Employee Director Stock Option Plan (the "Directors' Plan") to increase (i) the number of shares of Common Stock which may be issued pursuant to stock options granted under such plan from 200,000 to 500,000, and
(ii) the number of shares of Common Stock exercisable in connection with an eligible director being re-elected to our Board of Directors at a subsequent annual meeting of shareholders from 7,500 to 15,000, as described below (Proposal Four on the proxy card) is in the best interest of the Company, and recommends a vote for the approval of Proposal Four.


                                              TABLE OF CONTENTS

Summary .................................................................................................................1

Outstanding Shares And Voting Rights.....................................................................................3

Forward-Looking Statements...............................................................................................3

Proposal One-- Authorization Of Issuance Or Potential Issuance Of Common Shares Greater Than 20% Of The
         Number Of Outstanding Common Shares Of The Company In Connection With The Arden Acquisition.....................5

General  ................................................................................................................5

Arden Acquisition........................................................................................................5

Reasons For The Arden Acquisition........................................................................................6

Ancillary Agreements.....................................................................................................6

Issuance Of Common Shares Relating To The Arden Acquisition..............................................................8

Background Of The Transaction............................................................................................9

Distribution Agreement...................................................................................................9

Opinion Of Our Financial Advisor........................................................................................10

Selected Financial Data.................................................................................................14

Management's Discussion And Analysis Of Financial Condition And Results Of Operations...................................15

Quantitative And Qualitative Disclosures About Market Risk..............................................................22

Common Stock Ownership Following The Arden Acquisition..................................................................22

Required Approvals......................................................................................................22

Vote Required...........................................................................................................22

Proposal Two-- Amendment To The Amended And Restated Articles Of Incorporation To Change Our Corporate Name.............23

Reasons For The Proposal................................................................................................23

Vote Required...........................................................................................................23

Proposal Three-- Approval Of The 2000 Stock Incentive Plan..............................................................24

General  ...............................................................................................................24

Summary Of The Plan.....................................................................................................24

Vote Required...........................................................................................................29

Proposal Four-- Approval Of Amendments To The Non-Employee Director Stock Option Plan...................................30

General  ...............................................................................................................30

Vote Required...........................................................................................................31

Business ...............................................................................................................32

Our Business............................................................................................................32

Properties..............................................................................................................35



                                       TABLE OF CONTENTS - (CONTINUED)



Legal Proceedings.......................................................................................................36

The Arden Business......................................................................................................36

Market For Our Common Equity And Related Shareholder Matters............................................................37

Market Information......................................................................................................37

Holders  ...............................................................................................................37

Dividends...............................................................................................................37

Description Of Capital Stock............................................................................................37

Common Stock............................................................................................................38

Series B Convertible Preferred Stock And Series C Convertible Preferred Stock...........................................38

Series D Convertible Preferred Stock....................................................................................38

Warrants ...............................................................................................................40

Serial Preferred Stock..................................................................................................40

Principal Shareholders..................................................................................................41

Executive Compensation..................................................................................................43

Summary Compensation Table..............................................................................................43

Options Granted In Last Fiscal Year.....................................................................................45

Fiscal Year End Option Values...........................................................................................45

Director Compensation...................................................................................................46

Compensation Committee Interlocks And Insider Participation.............................................................46

Compensation Committee Report On Executive Compensation.................................................................46

Performance Graph.......................................................................................................48

Certain Relationships And Related Transactions..........................................................................49

Certain Limitations On Deductibility Of Executive Compensation..........................................................49

Independent Auditors....................................................................................................49

2001 Proposals Of Shareholders..........................................................................................49

Other Business..........................................................................................................50

Additional Information..................................................................................................50


Fairness Opinion..                                                  Exhibit A
Unaudited Pro Forma Condensed Combined Financial Statements         Exhibit B
French Fragrances, Inc. Audited Financial Statements                Exhibit C-1
French Fragrances, Inc. Unaudited Financial Statements              Exhibit C-2
Elizabeth Arden Business Financial Statements                       Exhibit D
Form Of 2000 Stock Incentive Plan                                   Exhibit E
Form Of Amended Non-Employee Director Stock Option Plan             Exhibit F

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                                     SUMMARY


This summary highlights selected information from the portions of this proxy statement relating to the Arden acquisition. To understand the Arden acquisition more fully and for a more complete description of the terms of the Arden acquisition and the shares of Series D Convertible Preferred Stock and other securities to be issued in connection with the Arden acquisition, you should carefully read this entire document.

o FRENCH FRAGRANCES, INC.              We are a manufacturer and marketer of
                                       prestige fragrances and related skin
                                       treatment and cosmetic products
                                       predominantly in the United States. We
                                       have established ourselves as a source of approximately 235 fragrance brands through brand ownership, brand licensing and distribution arrangements, including
                                       Halston, Z-14, Grey Flannel, PS Fine
                                       Cologne for Men, Design, Casual and Wings by Giorgio Beverly Hills. We also provide brand marketing and logistics and fulfillment services to other fragrance product manufacturers for the United
                                       States mid-tier department stores and
                                       mass market channels.

o ARDEN BUSINESS                       The Elizabeth Arden fragrance, skin
                                       treatment and cosmetic brands (including
                                       Elizabeth Arden's Red Door, 5th Avenue,
                                       Green Tea, Sunflowers, Visible
                                       Difference, Ceramides, Millenium and the
                                       Elizabeth Arden cosmetic line), the
                                       Elizabeth Taylor fragrance brands
                                       (including White Diamonds and Passion)
                                       and the White Shoulders fragrance brand.

o ARDEN ACQUISITION

          PURCHASER                    French Fragrances, Inc. and its
                                       affiliates

          SELLER Conopco, Inc. (a subsidiary of Unilever N.V.) and other affiliates of Unilever N.V.

          PURCHASED ASSETS             Certain inventory, returns, contract
                                       rights, real property and real property
                                       leases, intellectual property, fixed
                                       assets, promotional materials, certain
                                       prepaid items, books and records and
                                       intangibles relating to the Arden
                                       business.

          ASSUMED LIABILITIES          Customer credits relating to products
                                       returned following the closing date,
                                       certain accruals for commissions and
                                       bonuses, and all liabilities under
                                       purchased contracts and real property
                                       leases.

          PURCHASE PRICE               $250 million in cash, subject to certain
                                       adjustments, and $50 million liquidation preference of Series D Convertible
                                       Preferred Stock having the terms
                                       described below. Under certain
                                       circumstances, we also may be obligated
                                       to issue certain warrants to Conopco.

PURCHASE PRICE ADJUSTMENTS             Adjustments for prepaid items, changes in
                                       inventory, certain assumed liabilities
                                       and net income of the Arden business are expected to reduce the cash portion of the purchase price to approximately $183 million.

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

o SERIES D CONVERTIBLE
  PREFERRED STOCK

         INITIAL ISSUANCE              416,667 shares.

         LIQUIDATION PREFERENCE        $120 per share ($50 million aggregate)
                                       plus accrued and unpaid dividends.

         DIVIDENDS                     5% per annum, commencing on second
                                       anniversary of closing, payable in cash
                                       or in additional shares of Series D
                                       Convertible Preferred Stock or of a
                                       combination of the foregoing.

         REDEMPTION

              Mandatory                12th anniversary of initial issuance, at
                                       liquidation preference.

              Optional Ten days after the first anniversary of initial issuance, at a price per share equal to the number of shares of Common Stock into which the share is convertible multiplied by $25.

         CONVERSION

              General 33.33% commencing on first anniversary of initial issuance, 66.66% commencing on second anniversary of initial issuance and 100% commencing on the third anniversary of initial issuance.

              Potential                Limitations The number of shares of
                                       Common Stock into which the Series D
                                       Convertible Preferred Stock may be
                                       converted will be limited under Nasdaq
                                       rules unless and until our shareholders
                                       approve Proposal One.

              Conversion Price         $12.00 per share, subject to adjustments
                                       specified under "Description of Capital
                                       Stock-Series D Convertible Preferred
                                       Stock."

         APPROVAL RIGHTS               Holders will have the right to approve
                                       certain amendments to our articles of
                                       incorporation, certain mergers and other significant matters, and other actions adversely affecting the rights of the holders.

         BOARD REPRESENTATION          Holders will have the right to
                                       representation on our Board of Directors if shares are not redeemed or converted by the 90th day following the third anniversary of initial issuance.

         REGISTRATION RIGHTS           Holders will have certain demand and
                                       "piggyback" registration rights.

o OPINION OF OUR FINANCIAL ADVISOR     Donaldson, Lufkin & Jenrette Securities
                                       Corporation ("DLJ"), our financial
                                       advisor, has delivered to the Board of
                                       Directors its written opinion to the
                                       effect that the consideration to be paid by us pursuant to the Arden acquisition is fair to us and our

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                                       2
                                       shareholders from a financial point of
                                       view. The full text of the written
                                       opinion of DLJ containing the assumptions made, the matters considered and the scope of the review undertaken in rendering such opinion, as well as the limitations of such opinion, is included in Exhibit A to this proxy statement. Shareholders are urged to read the full text of the opinion.

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OUTSTANDING SHARES AND VOTING RIGHTS

         Only shareholders of record of the Common Stock on our books at the close of business on November 1, 2000 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. On the Record Date, there were 13,223,945 shares of Common Stock entitled to vote on each matter to be presented at the Special Meeting. Holders of the Common Stock have one vote per share on all matters. No other class of stock of the Company has voting rights.

         A majority of the shares of Common Stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum for action on a matter at the Special Meeting. In determining the presence of a quorum at the Special Meeting, abstentions are counted and broker non-votes are not. Our Bylaws provide that the affirmative vote of a majority of the shares of the voting stock represented, in person or by proxy, and entitled to vote on a matter at a meeting at which a quorum is present will be the act of the shareholders, except as otherwise provided by law. Abstentions will be counted as votes against the proposals set forth herein and broker non-votes will not be counted as votes for or against the proposals set forth herein.

         As of November 1, 2000, our directors and executive officers (including companies under their control) beneficially owned approximately 41.9 % of the Common Stock. Pursuant to certain voting agreements between Conopco and certain shareholders of the Company, including all of our directors, shareholders representing in the aggregate over 50% of the outstanding shares of Common Stock have agreed to vote all of such shares of Common Stock to approve Proposal One. Accordingly, approval of Proposal One is assured.

         Shares represented by a properly executed proxy received in time to permit its use at the Special Meeting or any adjournment thereof will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted FOR Proposals One, Two, Three and Four, and in the discretion of the proxy holders as to any other matter which may properly come before the Special Meeting.

         You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope. Each shareholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Special Meeting, by written notice to our Secretary or by delivery of a later-dated proxy.

                           FORWARD-LOOKING STATEMENTS

         This proxy statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements and such statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements, including: delays related to the Arden acquisition; the ability to obtain the financing necessary to effect the Arden acquisition; the ability to obtain necessary regulatory clearances for the Arden acquisition; costs related to the Arden acquisition; our ability to successfully and cost-effectively integrate the Arden business and other acquired companies and new brands; our ability to retain current Arden employees; our ability to launch new products and implement our growth strategy; risks of international operations; our substantial indebtedness, including the indebtedness incurred in connection with the Arden acquisition; supply constraints or difficulties; the impact of competitive products and pricing; changes in the retail industry; the effect of business and economic conditions; and other risks and uncertainties. More detailed information about these factors is included from time to time in reports filed by us with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date hereof. We assume no responsibility to update or revise forward-looking statements contained herein to reflect events or circumstances following the date hereof.

PROPOSAL ONE -- AUTHORIZATION OF ISSUANCE OR POTENTIAL ISSUANCE OF COMMON SHARES
 GREATER THAN 20% OF THE NUMBER OF OUTSTANDING COMMON SHARES OF THE COMPANY IN
                     CONNECTION WITH THE ARDEN ACQUISITION

GENERAL

         We have entered into a Purchase Agreement dated as of October 30, 2000 (the "Purchase Agreement") with Conopco, Inc., a New York corporation ("Conopco") and a subsidiary of Unilever, N.V. ("Unilever"), pursuant to which we have agreed to purchase the Arden business, which consists of the Elizabeth Arden brands of skin treatment, cosmetics and fragrance products, the Elizabeth Taylor fragrance brands and the White Shoulders fragrance brand and related assets and liabilities for (1) approximately $183 million in cash plus and (2) $50 million in initial liquidation preference of our Series D convertible preferred stock (the "Series D Convertible Preferred Stock") and, under certain circumstances described below, warrants to purchase shares of our Common Stock (the "Acquisition Warrants"). The Arden business is described in this proxy statement under "Business-The Arden Business" and the terms of the Series D Convertible Preferred Stock and the Acquisition Warrants are described in this proxy statement under "Description of Capital Stock."

ARDEN ACQUISITION

         Pursuant to the Purchase Agreement, we will purchase certain assets of the Arden business, including inventory, returns, contract rights, real property and real property leases, intellectual property, fixed assets, books and records and intangibles. The aggregate consideration payable by us to Conopco upon closing will consist of (1) $250 million in cash, subject to the adjustments described below (which we expect will reduce the amount of cash we will be required to deliver at closing to approximately $183 million), and (2) 416,667 shares of our Series D Convertible Preferred Stock. In addition, we have agreed to assume certain liabilities for customer credits relating to products returned following the closing date, and certain accruals for commissions and bonuses. The cash portion of the purchase price will be subject to adjustment for (1) prepaid charges and expenses paid prior to closing, (2) the variance between the book value of the inventory purchased as of September 2, 2000 and the book value of the actual inventory of the Arden business at the closing and (3) the net income of the Arden business being for the period between September 3, 2000 and the closing.

         The Purchase Agreement contains customary representations and warranties, covenants relating to the operation of the Arden business prior to closing, closing conditions and indemnification obligations. Some of the rights and obligations of the parties with respect to indemnification are subject to certain caps, baskets, time limits and/or other qualifications. Either party may terminate the Agreement if the closing has not occurred on or before April 30, 2001. We expect that the closing will take place in January 2001.

         At the closing of the Arden acquisition, we will enter into several agreements with Conopco and/or other affiliates of Unilever to facilitate the transaction contemplated under the Purchase Agreement, including agreements relating to post-closing manufacturing and distribution of products, information technology systems and transition services. See "Ancillary Agreements."

         We intend to finance the Arden acquisition with a combination of long-term debt and revolving credit financing. We have obtained commitments from affiliates of Credit Suisse First Boston Corporation and Fleet Corporate Finance, Inc. (the "Lenders"), subject to customary conditions (including, without limitation, conditions relating to a material disruption or adverse change in the current financial, banking or capital markets), for a $160.0 million bridge loan and a $175.0 million senior secured revolving credit facility.

         The Arden acquisition will be accounted for as a "purchase" under accounting principles generally accepted in the United States of America. Accordingly, the results of the operation of the Arden business will be included in our consolidated results of operations from and after the closing of the Arden acquisition. The unaudited pro forma condensed combined financial statements giving effect to the Arden acquisition are attached as Exhibit B to this proxy statement.



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

REASONS FOR THE ARDEN ACQUISITION

         We believe that the Arden acquisition presents numerous opportunities for us, including:

    o Expand our portfolio of owned and licensed brands, sales and profitability. We will acquire a number of well-recognized fragrance brands and licenses including Elizabeth Arden's Red Door, 5th Avenue, and Green Tea brands, Elizabeth Taylor's White Diamonds and Passion brands, and White Shoulders. We will also acquire the Elizabeth Arden skin care lines such as Visible Difference, Ceramides and Millenium and the Elizabeth Arden color cosmetics products including lipstick, foundation and other color cosmetic products. Elizabeth Taylor's White Diamonds fragrance has consistently ranked among the top 10 women's fragrances in department stores in the United States. We have developed a strong knowledge of the Elizabeth Arden and Elizabeth Taylor brands as a result of our serving as the primary distributor in the mid-tier departments stores and mass retail channels in the United States. We believe that this significant expansion of our portfolio of owned and licensed brands will make us a more attractive "one stop" source of supply for our retail customers. Accordingly, we believe that this acquisition should significantly increase our sales, gross margins and profitability.

    o Introduce international distribution capability. Because the Arden business has sales in more than 90 countries, the Arden acquisition will significantly increase our international operations. The addition of this international distribution infrastructure will also enable us to expand the sales of our other brands abroad and to support the international expansion of certain of our U.S. retail customers.

    o Improved business efficiencies. The combination of the Arden business with our existing business is expected to significantly increase the scale of our operations and to provide us with opportunities to increase our operating efficiency. We intend to rationalize our distribution facilities and optimize capacity utilization. We expect to be able to eliminate duplicative shipping and handling charges and generate incremental profit with respect to the Elizabeth Arden products we previously purchased from the Arden business. For the fiscal year ended January 31, 2000, we purchased $56 million of these products. In addition, we intend to outsource the manufacturing of Elizabeth Arden products, reducing manufacturing overhead as well as capital needs. We will combine and optimize the sales forces. As a result of these actions, we believe that we can operate the combined business with fewer personnel than have historically been employed in the businesses collectively, and that our distribution and fulfillment capacity should be enhanced.

    o Additional breadth of management. As a result of the acquisition of the Arden business, we expect that several experienced management personnel will join us in various key areas such as international, accounting, operations and supply chain. We believe that the addition of these persons should further solidify our management and position us to continue our growth.

ANCILLARY AGREEMENTS

         We will enter into the following ancillary agreements with Conopco to facilitate the integration of the Arden business with our existing business. Each of the agreements contains customary termination provisions and events of default.

         Employee Lease Agreement

         We will enter into an employee lease agreement with Conopco whereby Conopco agrees to provide the services of certain of the employees of the Arden business for a specified transition period and we agree to reimburse Conopco for any direct payroll costs and out-of-pocket expenses related to those employees. If we offer employment to a minimum number of employees of the Arden business, we will not be responsible for any severance costs associated with the employees of the Arden business that do not join us. The lease period for each employee varies by employee, but will terminate no later than June 30, 2001.



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

         Transition Services Agreement

         We will enter into a transition services agreement under which Conopco has agreed to provide us with post-closing services relating to, among other things, finance/accounting, payroll processing, research and development. Under this agreement, we are also obligated to provide Conopco and certain of its affiliates various transition services. The transition services agreement will terminate six months after the closing of the Arden acquisition and the parties may agree to extend the agreement for an additional one-month term.

         Information Technology Services Agreement

         We will enter into an information technology services agreement whereby Conopco and its affiliates have agreed to provide us with various post-closing information technology services, software, infrastructure, equipment and other services. The compensation for these services is fixed until February 28, 2001 and thereafter is subject to review. The agreement will terminate on December 31, 2001, but will be automatically renewable for additional one-year terms. If the agreement is terminated, at our request, Conopco will use reasonable efforts to provide the information technology services on a transition basis for up to two years after the termination.

         Distribution Agreements

         We will enter into a distribution agreement relating to Conopco's distribution facility in Lille, France. This agreement provides for the provision of post-closing order fulfillment services, which includes the receipt and storage of finished products, order fulfillment, import/export operations and the support of electronic data interchange. Under the distribution agreement, we will pay Conopco a fixed fee based on the number of different products shipped. The price for services rendered will be reviewed and determined annually by mutual agreement of the parties. The agreement will terminate on December 31, 2001 and will be automatically renewable for additional one year terms.

         We will also enter into a distribution agreement whereby we will provide Conopco post-closing distribution services from our new facility at Roanoke, Virginia. Conopco will pay a fixed fee based on the number of different products shipped. The agreement will terminate on May 31, 2001, but may be extended for an additional month.

         Manufacturing Agreements

         We will enter into three manufacturing agreements under which Unilever or its affiliates will manufacture fragrance and cosmetics products for us out of their Las Piedras, Puerto Rico, Roanoke, Virginia and Acton, England manufacturing facilities.

         Under the Las Piedras manufacturing agreement, Unilever or its affiliates will manufacture fragrance products for us on a year-to-year basis. Pricing is based on cost per piece and will be negotiated annually. The Las Piedras manufacturing agreement will terminate on December 31, 2001, but will be automatically renewable for additional one-year terms.

         Under the Roanoke manufacturing agreement, Unilever or its affiliates will manufacture certain skin care and cosmetics for us until May 31, 2001 (unless extended on a month-by-month basis by both parties). Pricing will be based on a cost sharing basis at the Roanoke facility.

         Under the Acton manufacturing agreement, Unilever or its affiliates will manufacture fragrance products for us for European distribution until the Acton facility is closed on March 31, 2001. We intend to subcontract the manufacture of these products to a third party when the agreement ends.

         Following the termination of the Roanoke and Acton manufacturing agreements, we intend to outsource the manufacturing of such products to third parties.

         Registration Rights Agreement

         We have granted certain registration rights with respect to the common stock underlying the Series D Convertible Preferred Stock. Conopco has the right to demand the filing of up to three registration statements, accruing on the first, second and third anniversary of the closing of the Arden acquisition, respectively. In addition, Conopco will have "piggy-back" registration rights with respect to certain registration statements filed by us other than pursuant to a demand by Conopco. For a more detailed description of the terms of the Series D Convertible Preferred Stock, see "Description of Capital Stock - Series D Convertible Preferred Stock."

ISSUANCE OF COMMON SHARES RELATING TO THE ARDEN ACQUISITION

         Neither Florida law nor our Amended and Restated Articles of Incorporation or Bylaws require us to obtain shareholder approval for the Arden acquisition. Our Common Stock, however, is currently listed on the Nasdaq Stock Market National Market System, and we are therefore subject to the rules of The Nasdaq Stock Market ("Nasdaq"). Among other things, Nasdaq rules require listed companies to seek and obtain shareholder approval in connection with the acquisition of assets of another company if in connection with such acquisition the listed company proposes to issue common stock, or securities convertible into or exercisable for common stock, with voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock, or if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding prior to the issuance of the stock or securities.

         The Series D Convertible Preferred Stock will be convertible into Common Stock on an incremental basis in accordance with and subject to certain conversion ratios contained in the terms of the Series D Convertible Preferred Stock, and, following the first anniversary of the issuance date, will be initially convertible into 4,166,667 shares of our Common Stock, less the number of Acquisition Warrants, if any. The Purchase Agreement provides that if the closing price of a share of Common Stock on Nasdaq on the trading day immediately preceding the closing date of the Arden acquisition is less than $10.00 (any such shortfall being referred to as the "Shortfall Amount") then (x) we will be obligated to deliver to Conopco Acquisition Warrants for 1,357,466 shares of Common Stock (having the terms described under "Description of Capital Stock - Warrants") for every $1.00 of Shortfall Amount (to be prorated appropriately) and (y) the number of shares of Common Stock into which the Series D Convertible Preferred Stock issued at the closing is convertible will be reduced by a like amount. We expect that at the time of completion of the Arden acquisition we will have outstanding approximately 15,605,000 shares of Common Stock (without including any Financing Warrants as defined below). Accordingly, the 4,166,667 shares of Common Stock issuable upon conversion of the Series D Preferred Stock and exercise of the Acquisition Warrants will itself exceed the 20% Nasdaq threshold.

         In connection with the financing of the Arden acquisition, we expect to issue warrants (the "Financing Warrants"), in an amount to be determined, to purchase shares of our Common Stock. We expect that Nasdaq would count the Financing Warrants towards the 20% threshold described above, thereby reducing the number of shares of Common Stock into or for which the Series D Convertible Preferred Stock and/or Acquisition Warrants issuable to Conopco may be converted or exercised, absent shareholder approval of Proposal One.

         In light of the foregoing and in order to maintain compliance with Nasdaq rules, if shareholder approval of Proposal One is not obtained prior to the closing of the Arden acquisition, we intend to issue upon the closing of the Arden acquisition the Financing Warrants, the maximum number of Acquisition Warrants that may be issued without shareholder approval and all 416,667 shares of Series D Convertible Preferred Stock. However, until shareholder approval of Proposal One is obtained, the number of shares of Common Stock into which the Series D Convertible Preferred Stock will be convertible will be limited so that the securities issued upon or in connection with the closing of the Arden acquisition (and shares of Series D Convertible Preferred Stock issued as dividends on previously-issued shares) will be exercisable for or convertible into, in the aggregate, not more that 19.5% of the number of shares of our Common Stock outstanding immediately prior to completion. We are seeking shareholder approval of the issuance of potential issuance of our common shares greater than 20% of the number of our outstanding common shares in connection with the Arden acquisition. The shareholder approval will permit (1) the convertibility of the Series D Convertible Preferred Stock (including shares issued in payment of dividends on previously-issued shares) into shares of Common Stock without regard to the foregoing limitations and (2) the issuance of any Acquisition Warrants that could not be issued as a result of the application of the foregoing limitations.

         If the number of Acquisition Warrants we are able to issue is limited as a result of Nasdaq rules and shareholder approval of Proposal One is not obtained within six months following the completion of the Arden acquisition, we will be required to deliver to Conopco other consideration, in the form of cash or securities, having a value equal to the value of the Acquisition Warrants we could not issue. However, as a result of the Voting Agreements, approval of Proposal One is assured.

         Our Board of Directors has considered the Arden acquisition, including the potential dilutive effects, which may be material, of the issuance of the Common Stock underlying the Series D Convertible Preferred Stock, the Acquisition Warrants and the Financing Warrants, and has approved the Arden acquisition and recommended the approval of Proposal One.

BACKGROUND OF THE TRANSACTION

         Pursuant to certain agreements with Conopco, since April 1998, we have served as the primary distributor of many of the fragrance brands which are part of the Arden business for certain mid-tier department stores and mass market retail accounts in the United States. See "Distribution Agreement". As a result of this relationship, we became Conopco's single largest customer for those brands and developed a significant knowledge of the value and future potential of the Arden business. Following Unilever's announcement in February 2000 that it was planning to either reorganize or divest itself of certain businesses, including the Arden business, Unilever's representatives approached us in April and inquired as to our interest in acquiring the Arden business.

         On April 25, 2000, we entered into a confidentiality agreement with Unilever to permit us to evaluate certain information about the Arden business for purposes of determining whether to make a proposal. Along with DLJ, our financial advisor, we evaluated the preliminary materials provided to us by Unilever during May 2000. On June 1, 2000, representatives of DLJ and our company met with representatives of Unilever and made a presentation which contained our assessment of the valuation we were attributing to the assets of the Arden business. During the month of June, there were further discussions between the parties as to the valuations associated with the Arden business.

         On July 7, 2000, representatives of DLJ and our company met with representatives of Unilever and made a more specific proposal relating to the value of the Arden business. During the month of July, the parties exchanged correspondence seeking and providing further clarification of the proposal, including the specific assets to be acquired, transition services required, employees and facilities. Between July and October, we conducted due diligence activities relating to the Arden business. Although the parties continued to discuss the parameters of a possible transaction during this time, there was no commitment made to sell the Arden business at any time. Discussions between the parties focused on the amount and type of consideration to be received and our financing commitments.

           On August 16, 2000, representatives of DLJ made a presentation to our Board relating to the status of the negotiations and due diligence, the parameters for valuation and the type of financing that would be available. Our Board of Directors authorized senior management to continue negotiations with Unilever based on the parameters discussed. On August 24, 2000, representatives of DLJ and our company met with representatives of Unilever to discuss the potential financing for the transaction and the process by which the Lenders could give a financing commitment.

         During the months of September and October, the parties had numerous meetings to discuss the business terms of a potential transaction and to negotiate terms of an asset purchase agreement and several ancillary agreements. On October 18, 2000, our Board met to discuss the status of the transaction, including the terms of the purchase agreement and the financing commitments to be provided by the Lenders. On October 25, 2000, following a presentation to our Board of Directors by representatives of DLJ, including representatives providing the fairness opinion, our Board of Directors approved the terms of the asset purchase agreement and authorized senior management to proceed with the Arden acquisition and associated financing. The Purchase Agreement was signed by the parties on October 30, 2000.

DISTRIBUTION AGREEMENT

         We are currently a party to a distribution agreement with Conopco whereby we have agreed to be the exclusive distributor of certain fragrance brands, including brands which are part of the Arden business for certain mid-tier department stores and mass market retail accounts in the United States. We have agreed to purchase certain minimum amounts of products, with pricing and volumes to be determined by agreement of the parties during the term. The agreement terminates in December 2002.

OPINION OF OUR FINANCIAL ADVISOR

         We asked DLJ, in its role as our financial advisor, to render an opinion to our Board of Directors as to the fairness, from a financial point of view, to us and our shareholders of the consideration to be paid by us for the Arden acquisition. On October 25, 2000, DLJ delivered to the Board of Directors its oral opinion, subsequently confirmed in writing on October 30, 2000, to the effect that, as of that date, based on and subject to the assumptions, limitations and qualifications set forth in its written opinion, the consideration to be paid by us for the Arden acquisition was fair to us and the holders of our Common Stock from a financial point of view. The full text of DLJ's opinion is attached as Exhibit A to this proxy statement.

         DLJ expressed no opinion as to the fair market value of the Series D Convertible Preferred Stock. DLJ's opinion did not address the relative merits of the Arden acquisition and the other business strategies considered by the Board of Directors nor did it address the Board of Directors' decision to proceed with the Arden acquisition. DLJ's opinion did not constitute a recommendation to any of our shareholders as to how such shareholder should vote on Proposal One or any other matters related to the Arden acquisition.

         Our company and Conopco determined the consideration to be paid by us in arm's length negotiations, in which DLJ advised us.

         We selected DLJ as our financial advisor because DLJ is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ was not retained as an advisor or agent to the our shareholders or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We did not impose any restrictions or limitations upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

         In arriving at its opinion, DLJ:

         o reviewed a draft dated October 30, 2000 of the Purchase Agreement and assumed the final form of the Purchase Agreement would not vary in any material respect to DLJ's analysis;

         o reviewed a draft dated October 30, 2000 of our Articles of Amendment to the Amended and Restated Articles of Incorporation;

         o reviewed financial and other information that was publicly available or that our company, Conopco and Unilever furnished to DLJ, including information provided during discussions with their respective managements. Included in the information provided during discussions with our management were certain financial projections of the Arden business for the period beginning the fourth quarter of fiscal 2001 and ending the fourth quarter of fiscal 2010 prepared by our management and certain financial projections of our company for the period beginning the fourth quarter fiscal 2001 and ending the fourth quarter fiscal 2010 prepared by our management;

         o compared certain financial and securities data of our company and certain financial data of the Arden business with various other companies whose securities are traded in public markets;

         o        reviewed prices paid in certain other business combinations;
                  and

         o conducted other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

         In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by us, Conopco, Unilever or their respective representatives, or that DLJ otherwise reviewed. DLJ assumed that we were not aware of any information prepared by us or our other advisors that might be material to DLJ's opinion had it been made available to DLJ. With respect to the financial projections supplied to DLJ, DLJ relied on our representations that the projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments as to the future operating and financial performance of our company and the Arden business, respectively, on both a growth and no-growth basis. DLJ expressed no opinion with respect to these projections or the assumptions upon which they were based. DLJ did not assume responsibility for making any independent evaluation of the assets or liabilities, or for making any independent verification of the information DLJ reviewed. DLJ relied as to certain tax matters on advice of our counsel.

         DLJ necessarily based its opinion on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. DLJ states in its opinion that, although subsequent developments may affect the conclusions reached in its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion unless requested to do so under its engagement letter with us.

         Summary of Financial Analyses Performed by DLJ

         The following is a summary of the financial analyses DLJ presented to the Company's Board of Directors on October 25, 2000 in connection with the preparation of DLJ's opinion. No company or transaction DLJ used in the analyses described below is directly comparable to the Company, the Arden business, Conopco or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. The information summarized in the tables which follow should be read in conjunction with the accompanying text.

         Comparable Publicly Traded Company Analysis. DLJ analyzed the market values and trading multiples of selected publicly traded fragrance, apparel and cosmetics companies that DLJ believed were reasonably comparable to the Arden business. These comparable companies consisted of:

         o        InterParfums Inc.

         o        Parlux Fragrances Inc.

         o        French Fragrances, Inc.

         o        Jones Apparel Group Inc.

         o        VF Corporation

         o        Liz Claiborne Inc.

         o        Polo Ralph Lauren Corp.

         o        Alberto-Culver Co.

         o        Revlon Inc.

         In examining these comparable companies, DLJ calculated the enterprise value of each company as a multiple of its respective: (i) LTM revenue and (ii) LTM EBITDA and (iii) LTM EBIT. The enterprise value of a company is equal to the value of its fully diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and the value of certain other asses, including minority interests in other entities. LTM means the last twelve-month period for which financial data for the company at issue has been reported. EBITDA means earnings before interest expense, taxes, depreciation and amortization. EBIT means earnings before interest expense and taxes. All historical data was derived from publicly available sources and all projected data was obtained from Wall Street research reports where available. DLJ's analysis of the comparable companies yielded the following multiple ranges:

                                ENTERPRISE VALUE /
                                ------------------

                       LTM Revenue            LTM EBITDA             LTM EBIT
                       -----------            ----------             --------
         High               1.0x                   7.4x                   9.3x
         Low                0.9x                   5.8x                   7.4x


         Precedent Merger and Acquisition Transaction Analysis. DLJ reviewed selected acquisitions involving companies in the fragrance and cosmetics industries that DLJ believed are reasonably comparable to the merger. These transactions consisted of:

         o        Alberto Culver Co. acquisition of St. Ives Laboratories

         o        L'Oreal acquisition of Maybelline Inc.

         o        Unilever N.V. acquisition of Helene Curtis Industries Inc.

         o        Renaissance Cosmetics Inc. acquisition of Great American
                  Cosmetics Inc.

         o        Renaissance Cosmetics Inc. acquisition of MEM Company

         o Renaissance Cosmetics Inc. acquisition of certain Procter & Gamble Co. brands

         o        LVMH Moet Hennessey L.V. acquisition of Sephora

         o        Estee Lauder Co. acquisition of Aveda Corporation

         o        Antonio Puig Inc. acquisition of Nina Ricci SA

         o        French Fragrances, Inc. acquisition of J.P. Fragrances, Inc.

         o        Artemis (PPR) acquisition of Sanofi SA - Beauty Products

         o        Oriflame Trading Co. acquisition of Oriflame International SA

         o        LVMH Moet Hennessey L.V. minority investment in InterParfums
                  Inc.

         o        Tupperware Corp. acquisition of BeutiControl Cosmetics Inc.

         In examining these acquisitions, DLJ calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of LTM revenue, LTM EBITDA and LTM EBIT. DLJ's analysis of these comparable acquisitions yielded the following multiple ranges:

                               ENTERPRISE VALUE /
                               ------------------

                       LTM Revenue            LTM EBITDA               LTM EBIT
                       -----------            ----------               --------
              High            1.4x                  9.0x                  11.0x
              Low             0.7x                  5.0x                   6.0x

         Discounted Cash Flow Analysis. DLJ performed a Discounted Cash Flow ("DCF") analysis of the projected cash flows of Conopco for the fiscal years ending January 31, 2002 through January 31, 2010, using projections and assumptions provided by the management of the Company under base case and no growth case scenarios. Base and no growth case assumptions include, the closing of unprofitable operations, a reduction in overhead, and an adjustment for inter-company sales. Under the no growth case, annual revenues are assumed to remain unchanged at the fiscal 2001 level. The DCFs for the Arden business were estimated using discount rates ranging from 13.0% to 15.0%, based on estimates related to the weighted average costs of capital of the Arden business, and terminal multiples of estimated EBITDA for the Arden business's fiscal year ending January 31, 2010 ranging from 5.0 x to 7.0 x.

         Pro Forma Financial Impact Analysis. Using projections provided by the management of the Company and Conopco, DLJ compared the projected EPS and cash EPS of the Company for 2001 and 2002 on a stand-alone basis to the projected pro forma EPS and cash EPS for 2001 and 2002 of the combined company after the acquisition. EPS means earnings per share. This analysis showed that with synergies, the acquisition would be dilutive to EPS and cash EPS in 2001 and accretive to EPS and cash EPS in 2002.

         The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes the material elements of the presentation that DLJ made to our Board of Directors board on October 25, 2000 in connection with the preparation of DLJ's fairness opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. DLJ conducted each of the analyses in order to provide a different perspective on the transaction and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to the Company that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses DLJ performed are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

         Engagement Letter

         Pursuant to the terms of an engagement agreement dated October 30, 2000, we have agreed to pay a fee that is customary in transactions of this nature, a substantial portion of which is contingent upon the consummation of the Arden acquisition. In addition, we agreed to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and our company negotiated the terms of the fee arrangement. In addition, Credit Suisse First Boston Corporation (of which DLJ is now a part) and its affiliates will receive customary fees for their assistance in connection with the financing of the Arden acquisition.

         Other Relationships

         In the ordinary course of business, DLJ and its affiliates may own or actively trade our securities or Unilever's securities, for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in our or Unilever's securities. DLJ or certain of its affiliates have, with Fleet National Bank and its affiliates, provided us with a $160.0 million bridge loan commitment and a $175.0 million senior secured credit facility commitment to fund the consummation of the Arden acquisition, and are advising us with respect to our permanent financing.

                             SELECTED FINANCIAL DATA

         We derived the selected financial data presented below from our audited consolidated financial statements, unless otherwise indicated. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, and the notes related thereto, included as Exhibit C-1 and Exhibit C-2 to this proxy statement.

                                                                                          NINE MONTHS ENDED
                                                                                          -----------------
                                                     YEAR ENDED JANUARY 31,                  OCTOBER 31,
                                                     ----------------------                  -----------
                                         1996      1997       1998      1999      2000      1999      2000
                                       -------- ---------  --------- --------- --------- --------- -------
                                                              (DOLLARS IN MILLIONS)
SELECTED INCOME STATEMENT DATA:
  Net Sales..........................  $ 87,979  $ 140,482 $ 215,487 $ 309,615 $ 361,243  $270,963  $296,046
  Gross profit.......................    21,639     46,078    68,978    88,493   125,114    95,633   102,709
  Income from Operations.............     8,419     18,222    31,457    38,684    44,947    32,927    34,902
                                         ------    -------   -------   -------   -------   -------   -------
  Net Income.........................    $3,007    $ 8,248   $12,341   $12,006   $15,329   $11,292   $12,836
                                         ======    =======   =======   =======   =======   =======   =======
SELECTED PER SHARE DATA:
Earnings per common share:
  Basic..............................    $ 0.40    $  0.71    $ 0.92    $ 0.87    $ 1.11    $  .82    $  .97
                                         ------    -------    ------    ------    ------    ------    ------
  Diluted............................    $ 0.35    $  0.60    $ 0.76    $ 0.73    $ 0.99    $  .72    $  .85
                                         ======    =======    ======    ======    ======    ======    ======
Weighted average.....................
Number of common shares:
  Basic..............................     7,548     11,647    13,394    13,775    13,801    13,823    13,244
  Diluted............................     8,518     13,831    16,492    16,729    15,577    15,756    15,133
OTHER DATA:
  EBITDA (1).........................    $9,738   $ 21,885   $36,195   $46,179   $56,113   $41,218   $43,760
  Net cash provided by (used in)
    operating Activities.............     5,179    (23,221)  (40,729)  (36,948)   31,971   (35,354) (41,942)
  Net cash used in investing activities (17,983)   (21,117)   (7,392)  (11,142)   (3,699)   (3,039)  (4,213)
  Net cash provided by (used in)
    financing Activities.............    12,282     45,070    54,932    46,534   (12,239)   36,983    26,121

                                           AS OF JANUARY 31,                     AS OF
                                           -----------------                     -----
                               1996     1997    1998      1999     2000   OCTOBER 31, 2000
                             -------- ------- -------- -------- --------- ----------------
                                                 (DOLLARS IN MILLIONS)
SELECTED BALANCE SHEET DATA:
  Inventories...............  $ 25,851$ 67,989 $ 90,426$ 113,306 $ 127,022        $125,986
  Working capital...........     8,022  17,734  122,177  157,457   173,005         186,610
  Total Assets..............    71,384 172,378  232,653  294,708   309,632         368,036
  Short-term Debt...........    16,713  37,631       --    5,639        --          32,140
  Long-term Debt, net.......    17,285  37,215  133,785  176,159   175,030         171,427
  Redeemable preferred stock     2,000      --       --       --        --              --
  Shareholders' equity......    17,539  44,680   58,626   71,480    82,287          94,582


  (1) EBITDA is defined as income from operations, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of the Company's operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of its ability to meet cash needs. The Company believes that EBITDA is a measure commonly reported and widely used by investors and other interested parties in the fragrance industry as a measure of a fragrance company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the fragrance industry and of the Company's debt servicing ability. EBITDA, may not, however, be comparable in all instances to other similar types of measures used in the fragrance industry.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The Company's business is the manufacturing and marketing of prestige fragrances and related skin treatment and cosmetic products. The Company markets its brands principally in the United States to both department stores and mass market retailers, including such brands as Halston, Halston Z-14, Grey Flannel, PS Fine Cologne for Men, Design, Casual, Wings by Giorgio Beverly Hills, Ombre Rose and Faconnable.

         The following discussion of the Company's results of operations is presented for the fiscal years ended January 31, 1998, 1999 and 2000 and the nine months ended October 31, 1999 and 2000.

RESULTS OF OPERATIONS

         GENERAL

         The following table sets forth, for the periods indicated, certain information relating to the Company's operations expressed as percentages of net sales for the period (percentages may not add due to rounding):

                                                                   YEARS ENDED JANUARY 31,    NINE MONTHS ENDED
                                                               1998       1999         2000        1999     2000
                                                               -------------------------------------------------
     INCOME STATEMENT DATA:
     Net sales                                               100.0%        100.0%        100.0%     100.0%   100.0%
     Cost of sales                                            68.0          71.4          65.3       64.7     65.3
                                                             -----         -----         -----      -----    -----
     Gross profit                                             32.0          28.6          34.6       35.3     34.7
     Warehouse and shipping expenses                           3.3           3.8           5.3        4.9      6.5
     Selling, general and administrative expenses             11.9           9.9          13.8       15.2     13.4
     Depreciation and amortization                             2.2           2.4           3.1        3.1      3.0
                                                             -----         -----         -----      -----    -----
       Income from operations                                 14.6          12.6          12.5       12.1     11.8
     Interest expense, net of interest and
        other income                                           5.5           5.6           5.4        5.3      5.0
     Litigation settlement expense                             -             0.5             -         --       .3
                                                             -----         -----         -----      -----    -----
     Income before equity in earnings
        of unconsolidated affiliate and income taxes           9.1           6.5           7.0        6.8      7.1
     Equity in earnings of unconsolidated affiliate            0.1           0.0           0.0         --       --
                                                             -----         -----         -----      -----    -----
       Income before income taxes                              9.2           6.5           7.0        6.8      7.1
     Provision for income taxes                                3.4           2.5           2.8        2.7      2.8
                                                             -----         -----         -----      -----    -----
     Net income                                                5.8%          4.0%          4.2%       4.1%     4.3%
                                                             =====         =====         =====      =====    =====

     OTHER DATA:
     EBITDA margin (1)                                        16.8%         14.9%         15.5%       15.2%    14.8%


(1) EBITDA margin represents EBITDA (as defined in Note 1 "Selected Financial Data") divided by net sales.

         Nine Months Ended October 31, 2000 Compared to the Nine Months Ended
         --------------------------------------------------------------------
         October 31, 1999
         ----------------

         Net Sales. Net sales increased $25.1 million, or 9.3%, to $296.0 million for the nine months ended October 31, 2000, from $271.0 million for the nine months ended October 31, 1999. The increase in net sales represents primarily an increase in the volume of products sold to existing customers. Sales to our top 20 retail accounts increased by 23% over the corresponding prior-year period. We believe that increased sales during the nine months ended October 31, 2000 have resulted from the Company's ability to provide its customers with a larger selection of products and a continuous, direct supply of products, as well as other value-added services such as category management services.

         Gross Profit. Gross profit increased $7.1 million, or 7.4%, to $102.7 million for the nine months ended October 31, 2000, from $95.6 million for the nine months ended October 31, 1999, due to the increase in net sales. Gross margin for the nine months ended October 31, 2000 decreased to 34.7% from 35.3% for the nine months ended October 31, 1999, primarily due to an increase in the proportion of sales to the mid-tier department stores and mass market retailers, which typically generate lower margins, due to the broader mix of products sold to those customers, but which require less sales support than sales to prestige department stores.

         Warehouse and Shipping Expense. Warehouse and shipping expenses increased $6.1 million, or 46.2%, to $19.3 million for the nine months ended October 31, 2000, from $13.2 million for the nine months ended October 31, 1999. The increase resulted primarily from an increase in facility, labor and freight expenses associated with the increased sales, costs associated with the closing of the Company's promotional set fulfillment center in Allentown, Pennsylvania (the "Allentown Facility") and the start-up and operation of the Edison Facility. We were released from all of our lease obligations on the Allentown Facility in May 2000. Because the Edison Facility was opened in February 2000, results for the nine months ended October 31, 1999 do not reflect any expenses associated with that facility.

         Selling, General & Administrative Expenses. Selling, general and administrative expenses decreased $1.6 million, or 3.8%, to $39.7 million for the nine months ended October 31, 2000, from $41.2 million for the nine months ended October 31, 1999. As a percentage of net sales, selling, general and administrative expenses decreased to 13.4% for the nine months ended October 31, 2000 from 15.2% for the nine months ended October 31, 1999. The decrease in selling, general and administrative expenses was primarily the result of lower direct selling and marketing expenses due to the decrease in the proportion of sales to prestige department stores.

         Depreciation and Amortization. Depreciation and amortization increased $567,000, or 6.8%, to $8.9 million for the nine months ended October 31, 2000, from $8.3 million for the nine months ended October 31, 1999. The increase was primarily due to additional investment in tools and molds developed for our manufactured products.

         Interest Expense, Net. Interest expense, net of interest income, increased $385,000, or 2.7%, to $14.7 million for the nine months ended October 31, 2000, from $14.3 million for the nine months ended October 31, 1999. The increase was primarily due to an increase in the average debt outstanding under the credit facility (the "Credit Facility") with Fleet National Bank ("Fleet") to support working capital needs.

         Other Income. During the nine months ended October 31, 2000, we recognized other income, net of other expenses, of $875,000, primarily related to the resolution of insurance claims and the sale of a trademark.

         Net Income. Net income increased $1.5 million, or 13.7%, to $12.8 million for the nine months ended October 31, 2000, from $11.3 million for the nine months ended October 31, 1999. The increase in net income was primarily due to the increase in net sales and the decrease in selling, general and administrative expenses, which was partially offset by the increase in warehouse and shipping expenses.

         EBITDA. EBITDA (operating income, plus depreciation and amortization) increased $2.5 million, or 6.2%, to $43.8 million for the nine months ended October 31, 2000, from $41.2 million for the nine months ended October 31, 1999. The EBITDA margin decreased slightly to 14.8% for the nine months ended October 31, 2000, from 15.2% for the nine months ended October 31, 1999. The increase in EBITDA was primarily due to the increase in net sales and the decrease in selling, general and administrative expenses, which was partially offset by the increase in warehouse and shipping expenses. The slight decrease in EBITDA margin was primarily due to the increase in the proportion of sales to mid-tier department stores and mass market retailers, which typically generate lower margins than sales to prestige department stores due to the broader mix of products sold to those customers.

         Fiscal Year Ended January 31, 2000 Compared to the Fiscal Year Ended
         --------------------------------------------------------------------
         January 31, 1999
         ----------------

         Net Sales. Net sales increased $51.6 million, or 16.7%, to $361.2 million for the fiscal year ended January 31, 2000, from $309.6 million for the fiscal year ended January 31, 1999. The increase in net sales was primarily attributable to an increase in net sales of the brands acquired in connection with the Paul Sebastian acquisition. The increase in net sales represents both an increase in the volume of products sold to existing customers (including through increased sell through of existing products and sales of new products), as well as sales to new customers. Management believes that increased sales during the fiscal year ended January 31, 2000 have resulted from our ability to provide our customers with a larger selection of products and a continuous, direct supply of products, and the growth in sales of customized gift sets.

         Gross Profit. Gross profit increased $36.6 million, or 41.4%, to $125.1 million for the fiscal year ended January 31, 2000, from $88.5 million for the fiscal year ended January 31, 1999. The increase in gross profit and gross margin (from 28.6% to 34.6%) was primarily attributable to the increase in product sales of the higher margin brands acquired in connection with the Paul Sebastian acquisition.

         Warehouse and Shipping Expense. Warehouse and shipping expenses increased $7.4 million, or 62.2%, to $19.2 million for the fiscal year ended January 31, 2000, from $11.8 million for the fiscal year ended January 31, 1999. The increase resulted primarily from increased labor and facility expenses associated with the opening of a promotional set fulfillment center in Pennsylvania in July 1999, the increased sales volume and an increase in inventory reserves.

         Selling, General and Administrative Expense. Selling, general and administrative expenses increased $19.3 million, or 63.4%, to $49.8 million for the fiscal year ended January 31, 2000, from $30.5 million for the fiscal year ended January 31, 1999. As a percentage of net sales, selling, general and administrative expenses increased from 9.9% for the fiscal year ended January 31, 1999 to 13.8% for the fiscal year ended January 31, 2000. Of the increase in selling, general and administrative expenses, $15.9 million represented an increase in selling and marketing expenses (including advertising co-op, gifts with purchase and salary support programs), primarily as a result of the additional sales force and promotional and marketing expenses related to the prestige fragrance lines added in connection with the Paul Sebastian acquisition. General and administrative expenses for the fiscal year ended January 31, 2000 increased $3.4 million primarily as a result of the addition of information systems and financial personnel and an increase in the accounts receivable reserves.

         Depreciation and Amortization. Depreciation and amortization increased $3.7 million, or 49.0%, to $11.2 million for the fiscal year ended January 31, 2000, from $7.5 million for the fiscal year ended January 31, 1999. The increase was primarily attributable to the amortization of intangibles acquired in connection with the Paul Sebastian acquisition and our acquisition of the license for Wings by Giorgio Beverly Hills in November 1998. These intangibles are being amortized over a five-year period.

         Interest Expense, Net. Interest expense, net of interest income, increased approximately $723,000, or 3.9%, to $19.4 million for the fiscal year ended January 31, 2000, from $18.7 million for the fiscal year ended January 31, 1999. This increase was primarily due to an increase in average debt outstanding resulting from the April 1998 offering of $40 million principal amount of 10 3/8% Series C Senior. See Note 5 to Exhibit C-1 Notes to the Consolidated Financial Statements.

         EBITDA. EBITDA (operating income, plus depreciation and amortization) increased $9.9 million, or 21.5%, to $56.1 million for the fiscal year ended January 31, 2000, from $46.2 million for the fiscal year ended January 31, 1999. EBITDA margin increased to 15.5% for the fiscal year ended January 31, 2000, from 14.9% for the fiscal year ended January 31, 1999. The increase in EBITDA and EBITDA margin was primarily attributable to the increase in product sales of the higher margin brands acquired in connection with the Paul Sebastian acquisition.

         Net Income. Net income increased $3.3 million, or 27.7%, to $15.3 million for the fiscal year ended January 31, 2000, from $12.0 million for the fiscal year ended January 31, 1999, primarily as a result of the increase in net sales and gross profit, which was partially offset by the increase in operating expenses associated with the addition of the Paul Sebastian business.

         Fiscal Year Ended January 31, 1999 Compared to the Fiscal Year Ended
         --------------------------------------------------------------------
         January 31, 1998
         ----------------

         Net Sales. Net sales increased $94.1 million, or 44%, to $309.6 million for the fiscal year ended January 31, 1999, from $215.5 million for the fiscal year ended January 31, 1998. The increase in net sales was primarily attributable to an increase in net sales of brands distributed by us on a non-exclusive basis. The proportion of the our net sales of such brands increased significantly as a result of our acquisition of certain assets of JPF during the fiscal year ended January 31, 1999. The increase in net sales represents both an increase in the volume of products sold to existing customers (including through increased sell through of existing products and sales of new products), as well as sales to new customers. Management believes that increased sales during the fiscal year ended January 31, 1999 resulted primarily from our ability to provide our customers with a larger selection of products and a continuous, direct supply of products, and the growth in sales of customized gift sets.

         Gross Profit. Gross profit increased $19.5 million, or 28%, to $88.5 million for the fiscal year ended January 31, 1999, from $69.0 million for the fiscal year ended January 31, 1998. The increase in gross profit was primarily attributable to the increase in net sales of the brands distributed by us on a non-exclusive basis. Gross margins decreased from 32.0% to 28.6%, primarily as a result of a proportionally larger increase in sales of brands distributed by us on a non-exclusive basis, which typically sell at lower margins than brands we manufacture or license.

         Warehouse and Shipping Expense. Warehouse and shipping expenses increased $4.6 million, or 63.5%, to $11.8 million for the fiscal year ended January 31, 1999, from $7.2 million for the fiscal year ended January 31, 1998. The increase resulted primarily from an increase in freight and labor costs, which were associated with the increase in net sales and the production of customized gift sets, and an increase in inventory reserves.

         Selling, General and Administrative Expense. Selling, general and administrative expenses increased $4.9 million, or 19.3%, to $30.5 million for the fiscal year ended January 31, 1999, from $25.6 million for the fiscal year ended January 31, 1998. Of the increase in selling, general and administrative expenses, approximately $3.2 million represented an increase in selling expenses largely as a result of steps taken by us to increase the sell-through of our products through salary support programs with retailers and market specialists and to shift advertising and promotional expenses into market and retailer-specific advertising co-op and gift-with-purchase programs. General and administrative expenses for the fiscal year ended January 31, 1999 increased by approximately $1.7 million primarily as a result of the addition of administrative personnel (including information systems personnel) and increased legal costs. As a percentage of net sales, selling, general and administrative expenses decreased from 11.9% in fiscal 1998 to 9.9% in fiscal 1999.

         Depreciation and Amortization. Depreciation and amortization increased $2.8 million, or 58.2%, to $7.5 million for the fiscal year ended January 31, 1999, from $4.7 million for the fiscal year ended January 31, 1998. The increase was primarily attributable to the amortization of intangibles acquired in connection with the acquisition of JPF Fragrances and of additional intangibles and other assets acquired from Fragrance Marketing Group, Inc., and increased depreciation from (I) computer software and equipment relating to our new information systems, and (ii) capital projects for improvement of warehouse operations.

         Interest Expense, Net. Interest expense, net of interest income, increased $6.3 million, or 50.8%, to $18.7 million for the fiscal year ended January 31, 1999, from $12.4 million for the fiscal year ended January 31, 1998. This increase was primarily due to an increase in average debt outstanding resulting from the April 1998 Note Offering of $40 million principal amount of 10 3/8% Series C Senior Notes, which were used to provide long-term working capital financing and to finance the acquisition of JPF Fragrances. See Note 5 to Exhibit C-1 Notes to the Consolidated Financial Statements. We had interest income of approximately $91,000 for fiscal 1999, compared to approximately $424,000 for fiscal 1998.

         Other Income and Expense. During the fiscal year ended January 31, 1999, we had a one-time litigation settlement expense of $1.5 million, partially offset by other income of $933,000 relating to the sale of a purchase option on a warehouse and office facility that we formerly leased and an intangible right acquired in connection with the acquisition of certain Halston brands. See Notes 6 and 8 to Exhibit C-1 Notes to Consolidated Financial Statements.

         EBITDA. EBITDA (operating income, plus depreciation and amortization) increased $10.0 million, or 28%, to $46.2 million for the fiscal year ended January 31, 1999, from $36.2 million for the fiscal year ended January 31, 1998. EBITDA margin decreased to 14.9% for the fiscal year ended January 31, 1999, from 16.8% for the fiscal year ended January 31, 1998. The increase in EBITDA was primarily the result of an increase in gross profit and a decrease in SG&A expenses as a percentage of net sales. The decrease in EBITDA margin was primarily attributable to a decrease in gross margin resulting from the changing mix of sales following the acquisition of JPF Fragrances and an increase in warehouse and shipping expenses.

         Net Income. Net income decreased $0.3 million, or 2.7%, to $12.0 million for the fiscal year ended January 31, 1999, from $12.3 million for the fiscal year ended January 31, 1998, primarily as a result of the increase in interest expense, the one-time litigation settlement expense and the decrease in EBITDA margin, partially offset by an increase in net sales.

         SEASONALITY

         The fragrance operations of the Company have historically been seasonal, with higher sales generally occurring in the second half of the fiscal year as a result of increased demand by retailers in anticipation of and during the holiday season. In fiscal 2000, 68% of the Company's net sales were made during the second half of the fiscal year. Due to the size and timing of certain orders from its customers, sales and results of operations can vary significantly between quarters of the same and different years. As a result, the Company expects to experience variability in net sales and net income on a quarterly basis.

         The Company's working capital borrowings are also seasonal, and are normally highest in the months of September, October and November. During the fourth fiscal quarter ending January 31, significant cash is normally generated as customer payments on holiday season orders are received.

         LIQUIDITY AND CAPITAL RESOURCES

         Cash Flows. During the fiscal year ended January 31, 2000, the Company generated $32.0 million in net cash from operations. Of that amount, $7.0 million was generated primarily from a reduction in inventory and an increase in accounts payable, and the remaining $25.0 million from operating cash flows. The Company used $3.7 million of the cash it generated to purchase property and equipment. The Company also used $12.2 million it generated for financing activities, including the repayment of $5.6 million outstanding under its credit facility, the retirement of $1.6 million of long-term debt, and the repurchase of $5.7 million of its common stock under its share repurchase program. The remaining $16.0 million was held in short-term investments and increased the cash and cash equivalents on hand to $22.1 million at the end of the fiscal year ended January 31, 2000.

         Excluding the effects of acquisitions, during the fiscal year ending January 31, 1999, the Company generated $1.2 million in net cash from operations. The Company generated $19.7 million from operating cash flows, and used $5.0 million to increase inventories and an additional $13.5 million primarily to reduce accounts payable. The remaining $1.2 million, coupled with cash on hand, was used to make $2.6 million in property and equipment purchases. The Company also received $46.5 million from financing activities, including $41.5 million in proceeds from its April 1998 note offering, and used those proceeds to fund the acquisition of JPF Fragrances.

         The Company used $41.9 million of net cash for operations during the nine months ended October 31, 2000, compared to using $35.4 million of net cash for operations during the nine months ended October 31, 1999. The increase in net cash used for operating activities is primarily due to decreases in trade and other payables, partially offset by decreases in inventory, receivables and prepaid expenses relative to the corresponding prior-year period. The Company received $26.1 million in net cash from financing activities during the nine months ended October 31, 2000, compared to $37.0 million in net cash from financing activities during the nine months ended October 31, 1999, primarily as a result of decreased borrowings under the Credit Facility, which were partially offset by its repurchase of certain convertible subordinated debentures, repurchase of Common Stock and repayment of other indebtedness.

         Credit Facility. The Company's Credit Facility with Fleet provides for borrowings on a revolving basis of up to $50 million (with a $10 million sublimit for commercial letters of credit) for general corporate purposes, including working capital needs and acquisitions, subject to certain borrowing base limitations. On October 12, 2000, the Credit Facility was amended to provide for a seasonal increase in the borrowing limit to $65 million through December 31, 2000. The Credit Facility matures in May 2002. The Company's borrowing availability under the Credit Facility is limited to the sum of between 80% to 85% of eligible accounts receivable and 50% of eligible inventory (up to a maximum of $25 million). The Company's existing collateral base is more than adequate to cover the collateral requirements of the Credit Facility and management believes, based on discussions with Fleet, that, if necessary, the excess collateral could be used to increase the borrowing availability under the Credit Facility to fund acquisitions or for additional working capital requirements. The Credit Facility restricts the Company's ability to incur additional non-trade debt (with certain exceptions, including indebtedness not exceeding $50 million for a fiscal year issued in connection with certain asset purchases), and to enter into certain acquisitions, mergers, investments and affiliated transactions, and prohibits the payment of dividends on the Company's capital stock, certain payments on its subordinated debt and the sale of the Company's interest in its subsidiaries. At October 31, 2000, we had $31.0 million outstanding under the Credit Facility and approximately $1.0 million of outstanding letters of credit.

         Long-Term Debt. At January 31, 2000, the Company had outstanding $155 million principal amount of 10 3/8% Series B and D Senior Notes due 2007. The Series B and Series D Senior Notes require interest- only payments semi-annually until maturity. The Indentures pursuant to which the Series B Senior Notes and the Series D Senior Notes were issued generally permit the Company (subject to the satisfaction of a fixed charge covenant ratio and, in certain cases, also a net income test) to incur additional indebtedness, pay dividends, purchase or redeem capital stock of the Company, or redeem subordinated indebtedness. See
Note 5 to Exhibit C-1 Notes to Consolidated Financial Statements. In addition, the Indentures do not limit the amounts which can be borrowed by the Company under any credit facility.

          At January 31, 2000, the Company had outstanding $4.8 million aggregate principal amount of 7.5% Convertible Subordinated Debentures due 2006 (the "7.5% Convertible Debentures"). See Note 5 to Exhibit C-1 to Consolidated Financial Statements. The 7.5% Convertible Debentures are convertible at any time at $7.20 per share into shares of Common Stock, and are redeemable at par at any time commencing July 22, 1999 at the option of the Company, but only in the event the Common Stock, at the time a redemption notice is delivered by the Company, has been trading at not less than $14.40 for 20 consecutive trading days. The 7.5% Convertible Debentures are due June 30, 2006 and require interest-only payments semi-annually until maturity, at which time the entire unpaid principal amount and any unpaid accrued interest is due and payable. In February 2000, the Company repurchased $2.18 million principal amount of 7.5% Convertible Debentures owned by its Chairman and a company he controls for an aggregate purchase price of $2.65 million. The purchase price was based on the estimated fair market value of the 7.5% Convertible Debentures on the date of the transaction, which includes consideration for the value of unrealized gain (based on the $8.81 price of the Common Stock on the date of repurchase) that the debenture holder could have recognized upon a conversion and sale of the 7.5% Convertible Debentures into Common Stock. See Note 8 to Exhibit C-1 Notes to Consolidated Financial Statements. At January 31, 2000, the Company also had outstanding $6.5 million aggregate principal amount of 8.5% Subordinated Debenture (the "8.5% Debenture"). See Note 5 to Exhibit C-1 Notes to Consolidated Financial Statements. The 8.5% Debenture requires mandatory annual principal repayments in the aggregate amount of $2.17 million on May 2002, 2003 and 2004.

         Share Repurchases. In fiscal 2000, the Company's Board authorized a share repurchase program that allows the Company to purchase up to an aggregate of $10 million of its Common Stock. Under the terms of the program, which has no expiration date, the Company may buy stock, from time to time, in the open market or in privately-negotiated transactions, depending on market conditions and other factors. As of October 31, 2000, the Company had repurchased an aggregate of 995,400 shares of its Common Stock under the share repurchase program at an average price of $6.64. In connection with the Company's February 2000 repurchase of the 7.5% Convertible Debentures owned by the Company's Chairman and a company he controls, the right to convert those debentures into 303,333 shares of Common Stock was extinguished.

         Future Liquidity and Capital Needs. The Company has historically financed, and expects to continue to finance, its internal growth and acquisitions primarily through internally generated funds, its Credit Facility and external financing. The Company's principal future uses of funds are for working capital requirements, debt service and additional brand acquisitions or product distribution arrangements. As a result of several acquisitions during the past five years, the growth in direct distribution relationships for additional fragrance brands and certain favorable product buying opportunities, the Company's working capital needs have increased significantly. Nevertheless, the Company believes that internally generated funds and available financing under the Credit Facility will be sufficient to cover the Company's working capital and debt service requirements for at least the next twelve months, other than any additional working capital requirements which may result from further expansion of the Company's operations through acquisitions of brands or new product distribution arrangements.

           The Company has discussions from time to time with manufacturers of prestige fragrance brands and with distributors that hold exclusive distribution rights regarding possible acquisitions by the Company of additional exclusive manufacturing and/or distribution rights. The Company currently has no agreements or commitments with respect to any such acquisition, although it periodically executes routine agreements to maintain the confidentiality of information obtained during the course of discussions with manufacturers and distributors. There is no assurance that the Company will be able to negotiate successfully for any such future acquisitions or that it will be able to obtain acquisition financing or additional working capital financing on satisfactory terms for further expansion of its operations.

         The Company's future liquidity will continue to be dependent upon its relative amounts of current assets (principally cash, accounts receivable and inventories) and current liabilities (principally short-term debt, accrued expenses and accounts payable). Additional inventory requirements and accounts receivable can have a significant impact on the Company's liquidity, particularly during expansion. To date, the Company generally has not experienced any material adverse problems with the collection of accounts receivable relating to its fragrance operations. There can be no assurance that refusals to pay or delays in payment would not have a material adverse effect on the Company's liquidity, results of operations and general financial condition in the future. The Company establishes reserves and provides allowances for returns at the time of sale based upon historical experience, but there can be no assurance that such reserves and allowances will be adequate.

         The characteristics of the Company's business do not generally require it to make significant ongoing capital expenditures. During the fiscal year ended January 31, 2000, the Company incurred approximately $3.7 million in capital expenditures, primarily relating to computer software and hardware costs and the purchase of warehouse and manufacturing equipment. The Company anticipates that its capital expenditures for the fiscal year ended January 31, 2001 will be approximately $5.0 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         We do not believe that we are materially at risk relating to interest rate, foreign currency exchange rate or commodity price risks fluctuations. The only debt instrument of our company that is subject to interest rate fluctuations is our $65 million credit facility. While inflation likely would increase the interest rates that the we pay on our credit facility, based on the amounts and projected utilization of the credit facility, we do not anticipate that any such increase would be material to its results of operations. Further, all of our purchases of fragrances and related cosmetic products from foreign suppliers are in U.S. dollars, which avoids foreign currency exchange rate risks. Moreover, while our international sales may be subject to foreign currency fluctuation risks, such sales, and any currency fluctuations relating to those sales, have not been and are not material to our results of operations. We do not believe that we experienced any material change in our market risk relating to interest rate, foreign currency exchange rate or commodity price risks fluctuations during the fiscal year ended January 31, 2000 and the nine months ended October 31, 2000.

COMMON STOCK OWNERSHIP FOLLOWING THE ARDEN ACQUISITION

         Upon consummation of the Arden acquisition, and assuming Proposal One is approved, Conopco will own shares of Series D Convertible Preferred Stock and Acquisition Warrants (if any) convertible into or exchangeable for, when fully vested, an aggregate of 4,166,667 shares of Common Stock, representing approximately 24% of the total number of shares outstanding immediately after the closing of the Arden acquisition (assuming no change in the number of issued and outstanding shares of Common Stock prior to the closing and without regard to any Financing Warrants that will be issued). Assuming the earlier conversion of all outstanding shares of Series B convertible preferred stock and Series C convertible preferred stock, which have been called for redemption on December 29, 2000 by our company, Conopco's ownership would represent approximately 21% of the total number of shares outstanding. However, the holders of the Series D Convertible Preferred Stock may only convert up to 33.33% of the shares of Series D Convertible Preferred Stock beginning on the first anniversary of the initial issuance date, 66.66% of the shares of Series D Convertible Preferred Stock beginning on the second anniversary of the initial issuance date and all of the shares of Series D Convertible Preferred Stock on and after the third anniversary of the initial issuance date.

REQUIRED APPROVALS

         We are required to comply with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the Arden acquisition. We filed our Notification and Report Form with the Federal Trade Commission and the Department of Justice on November 21, 2000. In addition, we are required to obtain regulatory approval from the appropriate authorities in South Africa and South Korea in order to transfer the assets of the Arden business located in that jurisdiction, however, the receipt of such approval is not a condition to the closing of the Arden acquisition.

VOTE REQUIRED

         Proposal One will be approved if the number of votes cast for the proposal represents the affirmative vote of a majority of all the issued and outstanding shares of Common Stock entitled to vote thereon and represented at the Special Meeting. Abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal. Pursuant to certain Shareholder Voting Agreements dated as of October 30, 2000 between Conopco and certain of our shareholders, shareholders representing in the aggregate over 50% of the outstanding shares of Common Stock have agreed to vote all of such shares of Common Stock to approve Proposal One. Accordingly, approval of Proposal One is assured.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR"
                                  PROPOSAL ONE.

        PROPOSAL TWO-- AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF
                   INCORPORATION TO CHANGE OUR CORPORATE NAME

         Our Board of Directors has approved a resolution amending Article I of our Amended and Restated Articles of Incorporation, as amended, to change our corporate name from French Fragrances, Inc. to Elizabeth Arden, Inc., subject to the consummation of the Arden acquisition. At the Special Meeting, shareholders will consider and vote on this proposed amendment. If approved, Proposal Two will become effective upon the filing of Articles of Amendment to the Amended and Restated Articles of Incorporation with the Secretary of State of Florida, which is expected to occur immediately following the closing of the Arden acquisition. The text of the proposed amendment is as follows:

         "Article 1 Name - The name of the corporation is Elizabeth Arden, Inc. (the "Corporation")."

REASONS FOR THE PROPOSAL

         As described above, in connection with the Arden acquisition, we have agreed to purchase the Arden business from Conopco. Among the assets we will be acquiring are the trademarks and trade names relating to the Elizabeth Arden fragrance, skin care and cosmetic brands, including, most significantly, the name "Elizabeth Arden." The Elizabeth Arden name has been around for over 85 years and is known throughout the world as one of the leading brands of prestige beauty products. The Elizabeth Arden lines represent the largest portion of the assets of the Arden business, and will account for the largest component of the sales of our company following the Arden acquisition. Because the Arden business and operations are conducted worldwide, we will significantly expand our international sales and operations as a result of the Arden acquisition.

         Accordingly, the Board of Directors believes that the name Elizabeth Arden, Inc. will be more reflective of our future activities and focus. The costs necessary to implement the name change are not expected to be material and our shareholders will not need to exchange their present stock certificates. Stock certificates issued following the Arden acquisition and approval of Proposal Two will reflect the new name of our company.

VOTE REQUIRED

         The proposed amendment will be approved if the number of votes cast for the amendment represents the affirmative vote of a majority of all the issued and outstanding shares of Common Stock entitled to vote and represented at the Special Meeting. Abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL
                                      TWO.

           PROPOSAL THREE -- APPROVAL OF THE 2000 STOCK INCENTIVE PLAN

GENERAL

         In connection with the substantial expansion of our operations, both in the United States and internationally, associated with the Arden acquisition, we will need to attract a significant number of additional management personnel and key employees both from the Arden business being acquired and from other sources. We will also need to properly reward our existing key employees for the work they have performed for us, as reflected in the growth of our business. The Board believes that it will be able to attract new personnel and maintain the existing core of key employees together, without significantly altering its executive salary structure through the direct grant of, or through the opportunity of such persons to obtain, long-term incentive compensation.

         Our existing plan for incentive compensation is the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of stock options to key employees and consultants for up to 2,200,000 shares of Common Stock. No other types of performance-based awards are issuable under the 1995 Plan. Since the inception of the 1995 Plan, the Compensation Committee of the Board of Directors has granted stock options for the maximum number of shares of Common Stock authorized for grant and no additional grants are possible without amending such plan and obtaining shareholder approval. The Compensation Committee and the Board of Directors believe that the 1995 Plan is too restrictive with respect to the types of performance-based awards that are permitted. Accordingly, the Board of Directors has elected to not to further amend the 1995 Plan and in its place has adopted a more comprehensive plan that will provide us with the necessary flexibility to accomplish our personnel compensation and retention goals.

         The Board of Directors has approved our 2000 Stock Incentive Plan (the "Plan"), subject to shareholder approval. The Plan is intended to provide incentives which will attract, retain and motivate highly competent persons as officers and employees of, and consultants and advisors to, our company and our subsidiaries and affiliates, by providing them opportunities to acquire shares of our Common Stock, or to receive monetary payments based on the value of such shares as described in the Plan (collectively, "Benefits" as defined below). Additionally, the Plan is intended to assist in further aligning the interests of our officers, employees, consultants and advisors to, those of our other shareholders. Pursuant to the Plan, we may grant options with respect to an aggregate of up to 3,000,000 shares of Common Stock, with no individual optionee to receive in excess of 1,000,000 shares of Common Stock from Benefits granted under the Plan. The following summary of the Plan is not intended to be complete and is qualified in its entirety by reference to the Plan, which is attached as Exhibit E to this Proxy Statement.

SUMMARY OF THE PLAN

         Administration. The Plan will be administered by a stock option committee of the Board of Directors (the "Committee"), which is comprised of not less than two members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended, and (ii) "outside directors" within the meaning of Treasury Regulation ss. 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted as it deems necessary or advisable. Thus, among the Committee's powers are the authority to select officers and other employees of, and consultants and advisors to, us and our subsidiaries to receive Benefits, and to determine the form, amount and other terms and conditions of Benefits, the timing of any grants, the number of shares subject to each award, the period of exercisability, the designation of options as ISOs or NSOs (as defined herein) and the other terms and provisions thereof. The current members of the Committee are Fred Berens and George Dooley.

         Eligibility. Options may be granted to officers and employees of, and consultants and advisors to, our company and our subsidiaries and affiliates as the Committee in its sole discretion determines to be significantly responsible for our success and future growth and profitability.

         Type of Benefits. Benefits under the Plan may be granted in any one or a combination of (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Performance Awards and (e) Stock Units (each as described in the Plan, and collectively, the "Benefits"). Stock Awards, Performance Awards, and Stock Units may, as determined by the Committee in its discretion, constitute Performance-Based Awards, as described in Section 11 of the Plan. Benefits shall be evidenced by agreements (which need not be identical) in such forms as the Committee may from time to time approve; provided, however, that in the event of any conflict between the provisions of the Plan and any such agreements, the provisions of the Plan shall prevail. Benefits may be granted singly, in combination, or in tandem as determined by the Committee.

         Stock Options. Under the Plan, the Committee may grant awards in the form of options to purchase shares of Common Stock. Options may either be incentive stock options ("ISOs"), qualifying for special tax treatment, or non-qualified options. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the manner and time of the option's exercise (but in no event later than ten years after the date of grant) and vesting, and the exercise price per share of stock subject to the option; however, the exercise price shall not be less than 100% of the fair market value of the Common Stock as reflected by the closing price of the Common Stock on the date the stock option is granted (the "Fair Market Value"). The exercise price may be paid in cash or, in the discretion of the Committee, by the delivery of shares of our Common Stock then owned by the participant, or by delivery to us of (x) irrevocable instructions to deliver directly to a broker the stock certificates representing the shares for which the Option is being exercised, and (y) irrevocable instructions to such broker to sell such shares for which the Option is being exercised, and promptly deliver to us the portion of the proceeds equal to the Option exercise price and any amount necessary to satisfy our obligation for withholding taxes, or any combination thereof. For purposes of making payment in shares of Common Stock, such shares shall be valued at their Fair Market Value on the date of exercise of the Option and shall have been held by the Participant for at least six months. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock then owned by a participant, providing us with a notarized statement attesting to the number of shares owned, where upon verification by us, we would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option or by us retaining from the shares of Common Stock to be delivered upon the exercise of the Stock Option that number of shares having a Fair Market Value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the Stock Option.

         In the case of ISOs, however, the exercise price per share of ISOs granted to any holder of our capital stock (or any subsidiary or parent corporation) representing 10% or more of our voting power (or any subsidiary or parent corporation ) will be in an amount that the Committee determines, in its good faith judgement, to be not less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted.

         Options granted under the Plan are exercisable at such times, in such amounts and during such period or periods as the Committee may determine at the date the option is granted, which period or periods will end, at the discretion of the Committee, not more than 10 years after the date of grant and, in the case of a person who at the date of grant owns our capital stock (or the capital stock of any subsidiary or parent corporation) representing 10% or more of our voting power (or the voting power of any subsidiary or parent corporation), not more than five years from the date of grant. Except as otherwise provided under the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that the aggregate fair market value of shares subject to ISOs (under any of our plans or the plans of any subsidiary or parent corporation) exercisable for the first time in any calendar year exceeds $100,000, such excess will be treated as NSOs (as defined below).

         Stock Appreciation Rights (SARs). The Plan authorizes the Committee to grant an SAR either in tandem with a stock option or independent of a stock option. An SAR is a right to receive a payment, in cash, Common Stock, or a combination thereof, equal to the excess of (x) the Fair Market Value, or other specified valuation (which shall not be greater than the Fair Market Value), of a specified number of shares of Common Stock on the date the right is exercised over (y) the fair market value, or other specified valuation (which shall not be less than Fair Market Value), of such shares of Common Stock on the date the right is granted, all as determined by the Committee. Each SAR shall be subject to such terms and conditions as the Committee shall impose from time to time.

         Stock Awards. The Committee may, in its discretion, grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock) consisting of Common Stock issued or transferred to participants with or without other payments therefor. Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares for no consideration upon termination of the participant's employment within specified periods, and may constitute Performance-Based Awards, as described below. The Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to a Stock Award, all of the rights of a holder of shares of Common Stock, including the right to receive dividends and to vote the shares.

         Performance Awards. The Plan allows for the grant of performance awards which may take the form of shares of Common Stock or stock units, or any combination thereof and which may constitute Performance-Based Awards. Such awards will be contingent upon the attainment over a period to be determined by the Committee of certain performance targets. The length of the performance period, the performance targets to be achieved and the measure of whether and to what degree such targets have been achieved will be determined by the Committee. Payment of earned performance awards will be made in accordance with terms and conditions prescribed or authorized by the Committee. The participant may elect to defer, or the Committee may require the deferral of, the receipt of performance awards upon such terms as the Committee deems appropriate.

         Stock Units. The Committee may, in its discretion, grant Stock Units to participants, which may constitute Performance-Based Awards and which may be entitled to a Dividend Equivalent Right. A "Stock Unit" means a notional account representing one share of Common Stock. A "Dividend Equivalent Right" means the right to receive the amount of any dividend paid on the share of Common Stock underlying a Stock Unit. The Committee determines the criteria for the vesting of Stock Units and whether a participant granted a Stock Unit shall be entitled to Dividend Equivalent Rights (as defined in the Incentive Plan). Upon vesting of a Stock Unit, unless the Committee has determined to defer payment with respect to such unit or a participant has elected to defer payment, shares of Common Stock representing the Stock Units will be distributed to the participant (unless the Committee provides for the payment of the Stock Units in cash, or partly in cash and partly in shares of Common Stock, equal to the value of the shares of Common Stock which would otherwise be distributed to the participant).

         Performance-Based Awards. Certain Benefits granted under the Plan may be granted in a manner such that the Benefit qualifies for the performance-based compensation exemption to Section 162(m) of the Code ("Performance-Based Awards"). As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards will be based upon one or more of the following factors: net sales, earnings, net sales growth, market share, net operating profit, expense targets, working capital targets relating to inventory and/or accounts receivable, operating margin, return on equity, return on assets, planning accuracy, market price per share and total return to shareholders, or any combination of the foregoing.

         With respect to Performance-Based Awards, the Committee shall establish in writing, (x) the goals applicable to a given period and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the participant if such performance goals are obtained and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed). No Performance-Based Award shall be payable to, or vest with respect to, as the case may be, any participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

         Foreign Laws. The Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no such Benefits may be granted to such individuals and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

         Other Terms of Benefits. The Amended and Restated Incentive Plan provides that Benefits shall not be transferable other than by will or the laws of descent and distribution. The Committee shall determine the treatment to be afforded to a participant in the event of termination of employment for any reason including death, disability or retirement. Notwithstanding the foregoing, other than with respect to incentive stock options, the Committee may permit the transferability of an award by a participant to members of the participant's immediate family or trusts for the benefit of such person or family partnerships.

         Upon the grant of any Benefit under the Plan, the Committee may, by way of an agreement with the participant, establish such other terms, conditions, restrictions and/or limitations covering the grant of the Benefit as are not inconsistent with the Plan. No Benefit shall be granted under the Plan after November 20, 2010. The Committee reserves the right to amend, suspend or terminate the Plan at any time, subject to the rights of participants with respect to any outstanding Benefits. No Amendment of the plan may be made without approval of our shareholders if the amendment will: (i) disqualify any ISOs granted under the Plan; (ii) increase the total number of shares which may be issued under the Plan; (iii) increase the maximum number of shares with respect to stock options, SARs and other Benefits that may be granted to any individual under the Plan; (iv) change the types of factors on which Performance-Based Awards are to be based under the plan; or (v) modify the requirements as to eligibility for participation in the Plan.

         The Plan contains provisions for equitable adjustment of Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to our shareholders. The Plan contains provisions for the acceleration of exercisability or vesting of Benefits in the event of a Change in Control of our company, including the cash settlement of such Benefits.

         Certain Federal Income Tax Consequences. The statements in the following paragraphs of the principal federal income tax consequences of Benefits under the Plan are based on statutory authority and judicial and administrative interpretations, as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary.

         Incentive Stock Options. ISOs granted under the Plan are intended to meet the definitional requirements of Section 422(b) of the Code for "incentive stock options."

         An employee who receives an ISO does not recognize any taxable income upon the grant of such ISO. Similarly, the exercise of an ISO generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax," which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by us from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three-month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an ISO after these requisite periods, the ISO will be treated as an NSO (as defined below) and will be subject to the rules set forth below under the caption "Non-Qualified Stock Options and Stock Appreciation Rights."

         Further, if after exercising an ISO, an employee disposes of the Common Stock so acquired more than two years from the date of grant and more than one year from the date of transfer of the Common Stock pursuant to the exercise of such ISO (the "applicable holding period"), the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period -- thereby making a "disqualifying disposition" -- the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the ISO was exercised over the exercise price and the balance, if any, income would be long-term capital gain (provided the holding period for the shares exceeded one year and the employee held such shares as a capital asset at such time). If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sale proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale.

         An employee who exercises an ISO by delivering Common Stock previously acquired pursuant to the exercise of another ISO is treated as making a "disqualifying disposition" of Common Stock if such shares are delivered before the expiration of their applicable holding period. Upon the exercise of an ISO with previously acquired shares as to which no disqualifying disposition occurs, despite some uncertainty, it appears that the employee would not recognize gain or loss with respect to such previously acquired shares.

         We will not be allowed a federal income tax deduction upon the grant or exercise of an ISO or the disposition, after the applicable holding period, of the Common Stock acquired upon exercise of an ISO. In the event of a disqualifying disposition, we generally will be entitled to a deduction in an amount equal to the ordinary income included by the employee, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable and the limitations of Sections 280G and 162(m) of the Code (discussed below) do not apply.

         Non-Qualified Stock Options and Stock Appreciation Rights. Non-qualified stock options ("NSOs") granted under the Plan are options that do not qualify as ISOs. An employee who receives an NSO or an SAR will not recognize any taxable income upon the grant of such NSO or SAR. However, the employee generally will recognize ordinary income upon exercise of an NSO in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. Similarly, upon the receipt of cash or shares pursuant to the exercise of an SAR, the individual generally will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of the shares received.

         As a result of Section 16(b) of the Exchange Act, under certain circumstances, the timing of income recognition may be deferred (generally for up to six months (the "Deferral Period")) for any individual who is an officer or director of our company or a beneficial owner of more than ten percent (10%) of any class of our equity securities. Absent a Section 83(b) election (as described below under "Other Awards"), recognition of income by the individual will be deferred until the expiration of the Deferral Period, if any.

         The ordinary income recognized with respect to the receipt of shares or cash upon exercise of an NSO or an SAR will be subject to both wage withholding and other employment taxes. In addition to the customary methods of satisfying the withholding tax liabilities that arise upon the exercise of an SAR for shares or upon the exercise of an NSO, we may satisfy the liability in whole or in part by withholding shares of Common Stock from those that otherwise would be issuable to the individual or by the employee tendering other shares owned by him or her, valued at their fair market value as of the date that the tax withholding obligation arises.

         A federal income tax deduction generally will be allowed to us in an amount equal to the ordinary income included by the individual with respect to his or her NSO or SAR, provided that such amount constitutes an ordinary and necessary business expense to us and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

         If an individual exercises an NSO by delivering shares of Common Stock, other than shares previously acquired pursuant to the exercise of an ISO which is treated as a "disqualifying disposition" as described above, the individual will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the individual's tax basis. The individual, however, will be taxed as described above with respect to the exercise of the NSO as if he or she had paid the exercise price in cash and we likewise generally will be entitled to an equivalent tax deduction.

         Other Awards. With respect to other Benefits under the Plan that are settled either in cash or in shares of Common Stock that are either transferable or not subject to a substantial risk of forfeiture (as defined in the Code and the regulations thereunder), employees generally will recognize ordinary income equal to the amount of cash or the fair market value of the Common Stock received.

         With respect to Benefits under the Plan that are settled in shares of Common Stock that are restricted to transferability or subject to a substantial risk of forfeiture -- absent a written election pursuant to Section 83(b) of the Code filed with the Internal Revenue Service within 30 days after the date of transfer of such shares pursuant to the award (a "Section 83(b) election") -- an individual will recognize ordinary income at the earlier of the time at which
(i) the shares become transferable or (ii) the restrictions that impose a substantial risk of forfeiture of such shares lapse, in an amount equal to the excess of the fair market value (on such date) of such shares over the price paid for the award, if any. If a Section 83(b) election is made, the individual will recognize ordinary income, as of the transfer date, in an amount equal to the excess of the fair market value of the Common Stock as of that date over the price paid for such award, if any.

         The ordinary income recognized with respect to the receipt of cash, shares of Common Stock or other property under the Plan will be subject to both wage withholding and other employment taxes.

         We generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the employee, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

         Dividends and Dividend Equivalents. To the extent Benefits under the Plan earn dividends or dividend equivalents, whether paid currently or credited to an account established under the Plan, an individual generally will recognize ordinary income with respect to such dividends or dividend equivalents.

         Change in Control. In general, if the total amount of payments to an individual that are contingent upon a "change of control" of our company (as defined in Section 280G of the Code), including payments under the Plan that vest upon a "change in control," equals or exceeds three times the individual's "base amount" (generally, such individual's average annual compensation for the five calendar years preceding the change in control), then, subject to certain exceptions, the payments may be treated as "parachute payments" under the Code, in which case a portion of such payments would be non-deductible to us and the individual would be subject to a 20% excise tax on such portion of the payments

         Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the Code denies a deduction to publicly held corporations for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of an NSO or SAR or the disqualifying disposition of stock purchased pursuant to an ISO). One such exception applies to certain performance-based compensation provided that such compensation has been approved by shareholders in a separate vote and certain other requirements are met. If approved by our shareholders, we believe that Stock Options, SARs and Performance-Based Awards granted under the Plan should qualify for the performance-based compensation exception to Section 162(m).

VOTE REQUIRED

         The proposal will be approved if the number of votes cast for the proposal represents the affirmative vote of a majority of all the issued and outstanding shares of Common Stock entitled to vote thereon and represented at the Special Meeting. Abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal. If Proposal Three is approved by the shareholders, the Plan will become effective immediately following the Special Meeting, regardless of whether or not Proposals One, Two or Four are approved or the Arden acquisition is consummated.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR"
                                 PROPOSAL THREE.

       PROPOSAL FOUR - APPROVAL OF AMENDMENTS TO THE NON-EMPLOYEE DIRECTOR
                                STOCK OPTION PLAN

GENERAL

         The Directors' Plan was adopted in January 1995 by the board of directors of a privately-held fragrance distributor ("FFI") and approved by FFI's shareholders in April 1995. In connection with the merger of FFI into our company in November 1995 (the "Merger"), we assumed the Directors' Plan. In March 1996, our Board of Directors adopted, and in June 1996 our shareholders approved, an amendment to the Directors' Plan to adjust the number of shares authorized for issuance under the Directors' Plan and the number of shares issuable under stock option grants upon the initial election and annual re-election of our non-employee directors to give effect to the conversion rates of 7.12 shares of our Common Stock for every share of FFI common stock reflected in the Merger. Currently, options to purchase in the aggregate 200,000 shares of Common Stock are authorized under the Directors' Plan. As of November 1, 2000, options to purchase in the aggregate 164,500 shares of Common Stock have been granted, limiting additional option grants under the Directors' Plan to an aggregate of 35,500 shares.

         Our Board of Directors believes that it is in our best interest to increase the maximum number of shares of Common Stock available for grant under the Directors' Plan so as to maintain the purposes of the Directors' Plan, which is the promotion of the long-term financial interests and growth of our company by attracting and retaining directors who will be instrumental to the success of our company, and motivating such persons by means of growth-related incentives. On November 20, 2000, our Board of Directors adopted, subject to shareholder approval, an amendment to the Directors' Plan increasing (i) the number of shares of Common Stock which may be issued pursuant to stock options granted under the Directors' Plan from 200,000 to 500,000, and (ii) the number of shares of Common Stock issued pursuant to stock options received upon reelection to the Board of Directors from 7,500 to 15,000.

         Other than the 1996 amendment to reflect the conversion rates agreed to in the Merger, our compensation to non-employee directors has remained fixed for over eight years. We pay our non-employee directors an annual fee of $3,000 and a fee of $500 for each Board of Directors or committee of the Board of Directors meeting attended (other than committee meetings held on the same date as the date of a Board of Directors meeting). Our Board of Directors, including management's representatives on the Board of Directors, believe that growth-related incentives such as the stock options granted upon re-election are a greater incentive to continue to attract and retain directors than adjustments to monetary fees. As a result of our potential acquisition of the Arden business, we anticipate that we will attract new non-employee directors and that the composition of our Board of Directors will change. In order to be able to attract new non-employee directors and to create further incentives to our current non-employee members of the Board of Directors to continue to provide guidance to our company, our Board of Directors has approved the amendment to the Directors' Plan and recommends that shareholders vote for approval of such amendments.

         The following summary of the Directors' Plan is qualified in its entirety by reference to the full text of the Directors' Plan, as amended and restated, attached to this Proxy Statement as Exhibit F.

         The Directors' Plan is administered by our Board of Directors. The Directors' Plan provides that each member of our Board who at the time of grant is not an "employee" of our company or any of its subsidiaries within the meaning of the Employee Retirement Security Act of 1974, as amended ("ERISA"), shall be eligible for the grant of stock options under the Directors' Plan. Currently, Messrs. Berens, Dooley, Thomas and Mauran are eligible for the grant of stock options under the Directors' Plan. Each eligible director first elected to the Board after the annual meeting of shareholders will be granted an option to purchase 7,000 shares of Common Stock provided that a sufficient number of shares remain available under the Directors' Plan. In addition, each year on the date of the annual meeting of the shareholders ("Annual Meeting Date") and again provided that a sufficient number of shares remain available under the Directors' Plan, there will automatically be granted to each eligible director who is reelected to the Board an option to purchase 15,000 shares of Common Stock. Each option granted under the Directors' Plan on an Annual Meeting Date will become exercisable on the next Annual Meeting Date if such person has continued to serve as a director until that meeting, while each option granted other than on an Annual Meeting Date will become exercisable on the first anniversary of the date the option is granted if such person has continued to serve as a director until that date. No option may be exercisable after the expiration of ten years from the date of grant. The exercise price will represent the fair market value of the Common Stock at the date of grant and will be determined by our Board of Directors. The options to be granted under the Directors' Plan will be NSOs. For a summary of the tax consequences to


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

eligible directors under the Directors' Plan, see the description of the tax consequences of Nonqualified Options under "Proposal Three - Approval of Stock Incentive Plan."

         The number of shares of Common Stock subject to each outstanding stock option and the option price with respect to outstanding stock options under the Directors' Plan shall be subject to such adjustment as our Board deems appropriate to reflect stock splits, stock dividends, recapitalizations, mergers, consolidations and reorganizations of or by our company. The Directors' Plan shall continue in effect until all options granted thereunder have expired or been exercised unless sooner terminated under the provisions relating to the options.

VOTE REQUIRED

         The proposal will be approved if the number of votes cast for the proposal represents the affirmative vote of a majority of all the issued and outstanding shares of Common Stock entitled to vote thereon and represented at the Special Meeting. Abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal. If Proposal Four is approved by the shareholders, the amendment to the Directors' Plan will become effective immediately following the Special Meeting, regardless of whether or not Proposals One, Two or Three are approved or the Arden acquisition is consummated.

       THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR"
                                 PROPOSAL FOUR.







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

                                    BUSINESS

OUR BUSINESS

         We are a manufacturer and marketer of prestige fragrances and related skin treatment and cosmetic products predominantly in the United States. We have established ourselves as a source of approximately 235 fragrance brands through brand ownership, brand licensing and distribution arrangements. These brands include such brands as Geoffrey Beene's Grey Flannel brand, Halston, Halston Z-14, PS Fine Cologne for Men, Design and Wings by Giorgio Beverly Hills. In addition to manufacturing many of the products we supply to our retail customers, we provide brand marketing and logistics and fulfillment services to other fragrance and cosmetic product manufacturers for the United States mid-tier department store and mass market channels.

         We sell our products in more than 35,000 separate retail locations in the United States, including mass retailers such as Wal-Mart, Target, Walgreens and CVS, mid-tier department stores such as JCPenney, Sears and Kohl's and prestige department stores such as Dillard's, The May Company, Federated Department Stores, Dayton's, Hudson's, Marshall Fields, Belk's and Nordstrom. In addition, during fiscal 2000, we initiated supply relationships with a number of internet-based retailers, including Ashford.com, Beauty.com, Bluefly.com, ibeauty.com and sephora.com, as well as with our traditional retailers' web-based operations, including JCPenney.com and Wal-Mart.com. During the fiscal year ended January 31, 2000, sales to mass retailers, drug stores, independent fragrance, cosmetic, gift and other stores and internet-based retailers (collectively, "mass-market retailers") constituted approximately 70% of our net sales, sales to traditional and mid-tier department stores constituted approximately 29% of net sales and the balance of our sales was comprised of international sales.

         Over the past five years, we have emerged as a leading prestige fragrance marketer by (i) providing retailers a wide selection and reliable source of prestige products, (ii) increasing and diversifying our market penetration by growing our customer base to more than 35,000 separate retail locations, (iii) consummating several acquisitions of prestige fragrance brands,
(iv) enhancing the overall performance of our brands through our marketing, logistics and fulfillment expertise, and (v) providing various category and inventory management services through our e-commerce business-to-business platform. As a result, our net sales have grown to approximately $361.2 million for fiscal 2000 from approximately $88.0 million for fiscal 1996. Over the same period, we have achieved a compounded annual growth rate of 40% in net sales, 57% in EBITDA and 50% in net income.

         We were incorporated in 1960 and were formerly known as Suave Shoe Corporation. We were the surviving corporation in the November 1995 Merger.

         Products

         We sell prestige fragrances and related cosmetic products, including perfume, cologne, eau de toilette, body spray, men's after-shave and gift sets. Each fragrance is sold in a variety of sizes and packaging arrangements. In addition, each fragrance line may be complemented by bath and body products, such as soaps, deodorants, body lotions, gels, creams and dusting powders. Our products generally retail at prices ranging from $20 to $100 per item.

         Our brand portfolio currently consists of more than 1,800 stock keeping units. We continually seek to expand our brand portfolio. We use third-party contract manufacturers in the United States and Europe to obtain substantially all of the raw materials, components and packaging products for the manufacture of finished products relating to the Halston, Geoffrey Beene and Paul Sebastian, Inc. ("PSI") fragrance products. We currently obtain our materials for these products from a limited number of suppliers. We believe that our relationships with these suppliers are good, and that there are sufficient alternatives should one or more of these suppliers become unavailable. Products that we purchase directly from major fragrance manufacturers and other sources are delivered to us in finished goods form.

         Except as to products for which we have exclusive marketing and distribution rights, we generally do not have long-term or exclusive contracts with suppliers or manufacturers, as is customary in the industry. On occasion, we have entered into supply contracts with manufacturers which govern the terms under which the parties conduct business. Purchases from manufacturers or suppliers that do not have exclusive supply contracts with us are generally made pursuant to purchase orders. Our ten largest manufacturers or suppliers of


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brands that are distributed by us on a non-exclusive basis accounted for approximately 64.7% of our cost of sales for the fiscal year ended January 31, 2000. The loss of, or a significant adverse change in, the relationship between us and any of our major suppliers could have a material adverse effect on our business, financial condition and results of operations.

         Licensing and Exclusive Distribution Agreements

         Except for our Halston, Geoffrey Beene, PSI and COFCI, S.A. ("COFCI") fragrance products, substantially all of our products are covered by trademarks owned by others. We do not believe that our business, other than with respect to the Halston, Geoffrey Beene, PSI and COFCI fragrance products, is dependent upon any particular trademark, license or similar property. We believe that the Halston trademarks, the Geoffrey Beene license and trademarks, the PSI trademarks and the COFCI license and trademarks are important to our business.

         Geoffrey Beene. In March 1995, we acquired certain assets from Sanofi Beaute, Inc., including an exclusive worldwide license with Geoffrey Beene, Inc. to manufacture and sell Geoffrey Beene fragrance and related products, including the Grey Flannel and Bowling Green brands. We have trademark registrations and applications in the United States and in numerous other countries for these brands. The license agreement has an initial term of 30 years from February 1995, subject to automatic extensions for successive ten-year periods unless earlier terminated by us in accordance with the agreement.

         Halston. In March 1996, we acquired from Halston Borghese, Inc. and its affiliates certain assets, including the trademark registrations in the United States and trademark registrations and applications in numerous other countries for the Halston fragrance brands, including Halston, Catalyst, Z-14 and 1-12 (the "Halston Acquisition").

         PSI. In January 1999, we acquired from PSI trademarks to manufacture and distribute the fragrance brands PS Fine Cologne for Men, Design for Women, Design for Men, Casual for Women and Casual for Men (the "Paul Sebastian Acquisition").

         Wings. In November 1998, we entered into an exclusive license agreement with an affiliate of The Procter & Gamble Company that grants us the right to manufacture and distribute the fragrance brand Wings by Giorgio Beverly Hills in the United States. The license agreement expires on December 31, 2003.

         COFCI. Since 1990, Fine Fragrances, Inc. ("Fine Fragrances") has had agreements with COFCI for the exclusive distribution in the United States and Canada of fragrances and related cosmetic products, including the Salvador Dali, Laguna, Salvador, Dalissime, Dalimix, Cafe, Taxi and Watt brands. In May 1997, in connection with our acquisition of the remaining 50.01% of the common stock of Fine Fragrances that we did not already own, these agreements were assigned to us. The agreements expire in November 2006, subject to earlier termination by COFCI if we were to fail to purchase certain minimum levels of product.

         Others. Over the past five fiscal years, we have also entered into exclusive licensing and distribution agreements for other fragrance brands and related skin treatment and cosmetic products, including Faconnable, Lapidus and Ombre Rose. These agreements generally may be extended through 2003 to 2004 although they may be terminated earlier under certain circumstances.

         Marketing and Sales

         We have established our own sales and marketing staff in the United States and also utilize independent sales representatives in the United States. In general, each sales employee and representative is assigned sales responsibility for a customer or territory. Our sales and marketing employees and representatives routinely visit retailers to assist in the merchandising, layout and stocking of selling areas.

         Our senior sales and marketing personnel support the efforts of our sales employees and representatives by working with the merchandise managers, lead buyers and marketing departments of our major retailers to develop advertising and promotional plans tailored to these customers' retail needs. Our sales and marketing personnel frequently work with customers to (i) assist in the development of merchandising and promotional programs and budgets for specific products or selling seasons, (ii) design model schematic planograms for the customer's fragrance and cosmetics departments, (iii) identify trends in consumer preferences, (iv) conduct training programs for the customer's sales personnel, and, in certain cases, (v) provide comprehensive sales analysis and active management of the prestige fragrance category. We advertise our products through cooperative advertising in association with major retailers. We also promote products through the use of gift-with-purchase programs, sales personnel incentive commissions and value-added programs.

         The industry practice for businesses that market fragrances and cosmetics has been to grant department stores the right to return merchandise. We typically limit return rights to department stores and to certain promotional items offered in our Halston, Geoffrey Beene, PSI and Wings lines. We generally do not offer any other return rights and seek to limit sales of such promotional products to each retailer to volumes that can be sold through to the retailer's customer base. We establish reserves and provide allowances for returns of such products at the time of sale. As a percentage of gross sales, returns were approximately 2.6%, 2.5% and 3.4%, respectively, for the fiscal years ended January 31, 1998, 1999 and 2000. To date, our returns have not exceeded our returns reserves and allowances, though there can be no assurance that such reserves and allowances will be adequate in the future. We have, however, an active market to sell returns and generally recover a portion of the gross margin loss on our returns by reselling those returns.

         We conduct marketing and sales activities outside the United States and Canada, primarily relating to Halston, Geoffrey Beene and PSI products. These activities are generally conducted through arrangements with independent distributors. Revenues related to export sales were not material during any of the last three fiscal years.

         Logistics and Fulfillment Services

         We supply our products to more than 35,000 separate retail locations in the United States, including traditional and mid-tier department stores such as JCPenney, Sears, Kohl's, Macy's, Dayton's, Hudson's, Marshall Field's, Robinsons-May, Proffitt's and Nordstrom, mass retailers such as Wal-Mart, Target and T.J. Maxx, drug stores such as Walgreens, Rite Aid, CVS, Eckerd and American Stores and independent fragrance, cosmetic, gift and other stores. In addition, we serve as a source of products for a number of internet-based retailers, including Ashford.com, Beauty.com, Bluefly.com, ibeauty.com and sephora.com, as well as for traditional retailers' web-based operations.

         A majority of our customers require rapid shipment of products. Because we generally attempt to fill orders within three days from the receipt of a purchase order, and because all orders are subject to cancellation without penalty by the customer until shipment, management does not consider backlog to be a significant indication of future sales activities. All orders are packaged by us and most merchandise is shipped to customers by common carriers. In addition, to expedite delivery, we address our individual customer needs by offering our customers U.P.C. coding, advance price ticketing, case packing, drop ship programs (direct to store), shrink-wrap, electronic service/anti-theft tagging and EDI capabilities. As an example of the importance of EDI services to retailers, approximately 91% of our customer orders in fiscal 2000 were received by EDI.

         As is customary in the fragrance industry, we do not generally have long-term or exclusive contracts with any of our customers. Sales to customers are generally made pursuant to purchase orders. We believe that our continuing relationships with our customers are based upon our ability to provide a wide selection and reliable source of prestige fragrance products, as well as our ability to provide value-added services, including our category management services, to mass-market retailers and mid-tier department stores. Our ten largest customers accounted for approximately 58% of net sales for the fiscal year ended January 31, 2000. The only customers that accounted for more than 10% of our net sales for the same period were Wal-Mart and JCPenney (including Eckerd, which is owned by JCPenney). The loss of, or a significant adverse change in, the relationship between us and any of our key customers could have a material adverse effect on our business, financial condition and results of operations.

         Seasonality

         We generally have significantly higher sales in the second half of the calendar year as a result of increased demand by retailers in anticipation of, and during, the holiday season. In fiscal 2000, approximately 68% of our net sales were made during the second half of the fiscal year.

         Management Information Systems

         Our key management information systems consist of (i) a fully-integrated accounting, forecasting, purchasing and order-entry software system; (ii) an Electronic Data Interchange ("EDI") system, which allows our customers to order products electronically from us and to be invoiced electronically for those orders; and (iii) a warehouse management system, which assists us in facilitating and managing the receipt and shipment of products. As a whole, these management information systems provide on-line, real-time, fully-integrated information for our sales, purchasing, warehouse and financial departments. Our information systems form the basis of a number of the value-added services that we provide to our customers, including vendor managed inventory, inventory replenishment, customer billing, sales analysis, product availability and pricing information, and expedited order processing. During fiscal 2000, we added new features to our existing warehouse management system that allow us to better manage the receipt and control of our inventory. We intend to continue to enhance our management information systems on an ongoing basis, to provide improved service to our customers through quicker response times in shipments, customer service and sales information, and to provide our management the ability to identify opportunities for increased efficiencies, cost savings and sales growth.

         Competition

         The fragrance industry is highly competitive and, at times, subject to rapidly changing consumer preferences and industry trends. We compete with distributors, manufacturers of mass-market fragrances and other manufacturers of prestige fragrances. Competition is generally a function of assortment and continuity of merchandise selection, price, timely delivery and level of in-store customer support. We believe that we compete primarily on the basis of
(i) our established relationships with our fragrance manufacturers and, in particular, our ability to offer retailers a reliable, direct supply of prestige fragrances and related skin treatment and cosmetic products at competitive prices, and (ii) our emphasis on providing value-added customer services, including category management services, to our mass-market retailers. There are products which are better known and more popular than the products produced for or supplied by us. Many of our competitors are substantially larger and more diversified, and have substantially greater financial and marketing resources, than us, as well as have greater name recognition and the ability to develop and market products similar to and competitive with those distributed by us.

         Employees

          As of November 1, 2000, we had approximately 430 full-time employees and 135 part-time employees. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory. We also use the services of independent contractors in various sales capacities. We also contract with temporary personnel agencies for temporary or seasonal labor. During the peak of our sales season for fiscal 2000, we retained the services of approximately 260 temporary employees, primarily in distribution, packaging and shipping functions.

PROPERTIES

         Our corporate headquarters and principal distribution center (the "Miami Lakes Facility") is located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 in a building owned by us on a tract of land comprising approximately 13 acres. The Miami Lakes Facility contains approximately 200,000 square feet of distribution and warehouse space and approximately 30,000 square feet of office space. In 1996, we issued a mortgage on the Miami Lakes Facility in the amount of $6 million.

         In February 2000, we entered into a lease with an unaffiliated third party for the 295,000 square foot Edison Facility, which is being used as a distribution center for our promotional set business and to process product returns. The lease on the Edison Facility has a term of 26 months.

LEGAL PROCEEDINGS

         We are a party to a number of pending legal actions, proceedings or claims. While any action, proceeding or claim contains an element of uncertainty, our management believes that the outcome of such actions, proceedings or claims likely will not have a material adverse effect on our business, financial condition or results of operations.

THE ARDEN BUSINESS

         Elizabeth Arden ("Arden") is a worldwide business the assets of which are directly or indirectly owned by Unilever PLC and Unilever N.V. (the "Unilever Group"). We are buying substantially all of the Arden skin and cosmetic brands and Arden branded fragrances, Elizabeth Taylor fragrance brands, and White Shoulders fragrance brands along with certain net assets and operations. The remaining Arden business, which is not part of the Arden acquisition, includes the European designer fragrance operations, including the Cerruti, Chloe, Valentino, Scherrer, Faberge and Lagerfeld brands.

         The Arden business has historically focused on manufacturing and marketing prestige fragrances, skin care and cosmetic products sold to department stores, perfumeries, boutiques and travel retail (duty free) stores in North America, Europe and the Asia Pacific region as well as other regions. Department stores are the primary direct customers in North America, the United Kingdom, Spain, Asia Pacific and South Africa. In North America, Arden fragrance products are also sold in the mid-tier and mass channels by distributors, including our company (whose volume in 1999 represented about 10% of Elizabeth Arden business' worldwide net sales). The principal method of distribution in Continental Europe is through independent or chains of perfumeries. The global travel retail business operates through travel retail (duty free) stores in airports, airlines, cruise ships, and outlets at country borders. Other than our company, no customer accounted for more than 10% of the Arden business' worldwide net sales.

         The Arden business offers a portfolio of leading fragrance brands, including Arden's Red Door, 5th Avenue and Green Tea brands, Elizabeth Taylor's White Diamonds and Passion brands, and White Shoulders. Arden skin care brands include Visible Difference, Ceramides and Millenium. Arden cosmetics products include lipstick, foundation and other color cosmetic products under the Arden brand name.

         Certain financial statements of the Arden business are attached as Exhibit D to this proxy statement.

          MARKET FOR OUR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

         Our Common Stock is quoted on Nasdaq under the symbol "FRAG." The following table sets forth the high and low closing prices per share of our Common Stock as reported on Nasdaq during the period from February 1, 1998 through November 21, 2000.

                                                             HIGH        LOW
                                                             ----        ---
        FISCAL YEAR ENDED JANUARY 31, 1999
             First Quarter..............................  $19   5/8   $10  3/8
             Second Quarter.............................  $18  7/16   $13  1/4
             Third Quarter..............................  $14  1/16   $ 5  1/4
             Fourth Quarter.............................  $ 8  9/16   $ 5 1/16
        FISCAL YEAR ENDED JANUARY 31, 2000
             First Quarter..............................  $ 9  1/16   $ 5  5/8
             Second Quarter.............................  $ 8 23/32   $ 6 9/16
             Third Quarter..............................  $ 8         $ 6 1/16
             Fourth Quarter.............................  $ 7 13/16   $ 6  1/8
        FISCAL YEAR ENDED JANUARY 31, 2001
             First Quarter..............................  $ 9  9/16   $ 6  5/8
             Second Quarter.............................  $ 8   3/4   $ 7  1/4
             Third Quarter..............................  $ 11  1/2   $ 7  1/8
             Fourth Quarter (through December 1, 2000).  $ 13  1/2   $ 10  1/2

HOLDERS

         As of November 1, 2000, there were approximately 503 record holders of the Common Stock.

DIVIDENDS

         We have not declared any cash dividends for the last two fiscal years and we currently have no plans to declare any dividends on our Common Stock in the foreseeable future. Any future determination by our Board of Directors to pay dividends will be made only after consideration of our financial condition, results of operations, capital requirements and other relevant factors. Additionally, our new credit facility will prohibit our payment of cash dividends and our other financing arrangements will condition our ability to pay cash dividends on the satisfaction of certain financial and other covenants.

                          DESCRIPTION OF CAPITAL STOCK

         As of November 1, 2000, our Amended and Restated Articles of Incorporation provided that we have authority to issue the following capital stock:

o 50,000,000 shares of common stock, $.01 par value, of which 13,223,945 shares were issued and outstanding;

o 350,000 shares of Series B convertible preferred stock, $.01 par value, of which 264,168 shares were issued and outstanding;

o 571,429 shares of Series C convertible preferred stock, $.01 par value, of which 499,870 shares were issued and outstanding; and

o 4,428,571 shares of serial preferred stock, $.01 par value, none of which were issued and outstanding.

          In connection with the Arden acquisition, we will authorize the issuance of 1,000,000 shares of Series D Convertible Preferred Stock. Of that amount, 416,667 shares will be issued to Conopco. Upon completion of the Arden acquisition, the authorized but unissued shares of Series D Convertible Preferred Stock will be reserved for issuance in connection with the payment of dividends on Series D Convertible Preferred Stock. See Proposal One.

COMMON STOCK

         Subject to the rights of the holders of any preferred stock that may be outstanding, holders of the Common Stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available to pay dividends, and, in the event we liquidate, dissolve or wind up our affairs, to share in any distribution of assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of Common Stock is entitled to one vote for each share held of record on the applicable record date for all matters submitted to a vote of shareholders. Holders of Common Stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to the Common Stock. Thus, the holders of a majority of the outstanding shares of Common Stock will be able to take all actions requiring a vote of our Common Stock. Our Common Stock is traded on Nasdaq under the symbol FRAG. Following the Arden acquisition, and assuming Proposal Two is approved by our shareholders, we intend to change our symbol to RDEN.

SERIES B CONVERTIBLE PREFERRED STOCK AND SERIES C CONVERTIBLE PREFERRED STOCK

         On October 30, 2000, we issued an irrevocable notice of redemption to holders of our Series B convertible preferred stock and our Series C convertible preferred stock. Holders of Series B convertible preferred stock may convert each share of Series B convertible preferred stock into 7.12 shares of Common Stock at a conversion price of $3.30 per share. Holders of Series C convertible preferred stock may convert each share of Series C convertible preferred stock into one share of Common Stock at a conversion price of $5.25 per share. These holders must convert their shares into shares of our Common Stock prior to

December 29, 2000 or we will redeem each share for $0.01 per share. If all holders of the Series B and Series C convertible preferred stock convert their shares into Common Stock, our outstanding Common Stock will increase by approximately 2.3 million shares. We expect the aggregate conversion price to be paid to us to be approximately $8.8 million, although the proceeds will be less to the extent these holders do not convert their shares.

SERIES D CONVERTIBLE PREFERRED STOCK

         All of the initial shares of Series D Convertible Preferred Stock will be issued to Conopco in connection with the Arden acquisition. We will initially authorize up to 1,000,000 shares of Series D Convertible Preferred Stock for issuance and will initially issue 416,667 shares. The additional authorized shares may be used in the future to pay dividends on the outstanding shares of Series D Convertible Preferred Stock or for other purposes if approved by the holders of the Series D Convertible Preferred Stock; however, more shares may be required to be authorized in the future for the payment of dividends on the outstanding shares of Series D Convertible Preferred Stock. Any additional shares of Series D Convertible Preferred Stock required will be designated by the Board of Directors from our existing authorized but unissued Serial Preferred Stock (described below).

         Dividends. Holders of Series D Convertible Preferred Stock will be entitled to receive cumulative stock dividends (in preference to all shares of capital stock outstanding at the issue date and any future shares of capital stock that are not expressly equal or senior to the Series D Convertible Preferred Stock) beginning on the second anniversary of the date those shares are issued at a rate of 5% per year on the amount of the then effective liquidation value of those shares and such dividend will be payable at our option either (i) in cash, (ii) in additional shares of Series D Convertible Preferred Stock, or (iii) through a combination of both.

         Liquidation. In the event of liquidation, dissolution or winding up of our affairs, holders of Series D Convertible Preferred Stock would be entitled to receive out of any assets legally available the liquidation preference on such shares and the Series D Convertible Preferred Stock will rank senior to all shares of capital stock outstanding at the issue date and any future shares of capital stock that are not expressly equal or senior to the Series D Convertible Preferred Stock.

         Conversion. The holders of the Series D Convertible Preferred Stock will have the right to convert, in whole or in part, up to 33.33% of their shares of Series D Convertible Preferred Stock into shares of Common Stock beginning on the first anniversary of the initial issuance date, 66.66% of their shares of Series D Convertible Preferred Stock beginning on the second anniversary and all of their shares of Series D Convertible Preferred Stock on and after the third anniversary. In the event of a change of control (as defined in the certificate of designations of the Series D Convertible Preferred Stock) prior to the third anniversary, any holder of Series D Convertible Preferred Stock may convert all of its shares into Common Stock. The initial conversion price is $12.00 per share of Common Stock and is subject to adjustment to limit dilution from certain transactions. Prior to shareholder approval of Proposal One, the convertibility of the Series D Convertible Preferred Stock will be limited as described above under "Proposal One - Issuance of Common Shares Relating to the Acquisition."

         Change of Control. In the event of a change of control (as defined in the certificate of designations of the Series D Convertible Preferred Stock), each holder of shares of Series D Convertible Preferred Stock will have the right to require us to purchase all or any part of the shares held by such holder at a purchase price equal to the liquidation value of the shares plus all accumulated dividends, provided that if we are unable to purchase such shares for cash due to the provisions of any of our debt instruments or pursuant to the Florida Business Corporation Act, we will be required to offer to convert such shares into shares of Common Stock. In addition, in the event of a change in control, we will have the right to require each holder of Series D Convertible Preferred Stock to tender such shares to us at a purchase price in cash equal to the liquidation value of the shares plus all accumulated dividends. If we exercise this right prior to the third anniversary of the initial issuance of the Series D Preferred Stock, each holder of shares of Series D Convertible Preferred Stock may convert all or part of its shares into Common Stock.

         Approval Rights. Approval of the holders of two-thirds of the issued and outstanding Series D Convertible Preferred Stock will be required for us to
(i) amend our articles of incorporation in a manner that affects adversely the rights, preferences or privileges of holders of the Series D Convertible Preferred Stock or that increases (other than for the payment of dividends in accordance with the terms of the Series D Convertible Preferred Stock) or decreases the number of authorized shares of Series D Convertible Preferred Stock; (ii) consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets, in a single transaction or series of related transactions, to any person or adopt a plan of liquidation (except as otherwise provided in the certificate of designations of the Series D Convertible Preferred Stock); (iii) enter into, or permit any of our subsidiaries to enter into, any agreement that would impose material restrictions on our ability to honor the exercise of any rights of holders of the Series D Convertible Preferred Stock; or (iv) issue any shares of Series D Convertible Preferred Stock other than (A) pursuant to the terms of the purchase agreement entered into in connection with the Arden acquisition and (B) shares issued in payment of dividends on the Series D Convertible Preferred Stock as contemplated in the certificate of designations of the Series D Convertible Preferred Stock.

         Board Representation. If we do not redeem or call for redemption, or the holders of the Series D Convertible Preferred Stock do not convert, all of the outstanding Series D Convertible Preferred Stock by ninety days following the third anniversary of the initial issuance of such shares, then the total number of directors constituting our Board of Directors will be increased to allow the holders of the Series D Convertible Preferred Stock to elect one director. If the size of the increased Board would be less than six directors, it will be increased to six and the vacancy will be filled as provided in the Bylaws. In addition, the holders of the Series D Convertible Preferred Stock may designate one observer to the Board of Directors who will not otherwise have any voting or other rights of members of the Board of Directors. However, if at a future date we increase the size of our Board of Directors such that the observer, coupled with the director elected by the holders of the Series D Convertible Preferred Stock, constitute less than 20% of the Board of Directors, the observer will thereafter have the same rights as all other members of the Board of Directors. All of such rights shall terminate upon the redemption or conversion of all of the shares of Series D Convertible Preferred Stock.

         Redemption. We are obligated to redeem all of the outstanding shares of Series D Convertible Preferred Stock on the twelfth anniversary of the initial issuance date (if not earlier redeemed or converted) at a redemption price per share equal to 100% of the liquidation value of each such share, plus all accrued and unpaid dividends thereon. At any time ten days after the first anniversary of the initial issuance date, we may redeem, in whole or in part, all of the shares of Series D Convertible Preferred Stock, plus accrued and unpaid dividends thereon, for an amount of cash equal to (i) the number of shares of Common Stock into which such shares of Series D Convertible Preferred Stock are convertible, multiplied by (ii) $25.

         Registration Rights. We have granted to Conopco certain registration rights with respect to the common stock underlying the Series D Convertible Preferred Stock. Conopco has the right to demand the filing of up to three registration statements, accruing on the first, second and third anniversary of the closing date. In addition, Conopco will have "piggy back" registration rights with respect to certain registration statements filed by us other than pursuant to a demand by Conopco.

WARRANTS

         If the closing price of our Common Stock on the trading date immediately preceding the closing date of the Arden acquisition is less than $10, we will deliver to Conopco, at the closing, Acquisition Warrants for 1,357,466 shares of common stock for every $1.00 that the actual closing price is less than $10 and the number of shares of Common Stock into which the Series D Convertible Preferred Stock is convertible will be correspondingly reduced. Each Acquisition Warrant will have an exercise price of $12 per share and will expire on the twelfth anniversary of the closing. The initial exercise price is subject to adjustment to limit dilution from certain transactions. The holder will have the right to exercise up to 33.33% of its Acquisition Warrants beginning on the first anniversary following the date the Acquisition Warrants are issued, 66.66% of its Acquisition Warrants beginning on the second anniversary and all of its Acquisition Warrants on and after the third anniversary.

         We will have the right to redeem the Acquisition Warrants, in whole or in part, beginning on the tenth day following the first anniversary of the issuance of the Acquisition Warrants at a price equal to $12. We may only redeem that percentage of Acquisition Warrants equal to the corresponding percentage of the liquidation value of the shares of Series D Convertible Preferred Stock that has been redeemed or converted.

         We have granted certain registration rights to the holders of the Acquisition Warrants.

         The amount of Financing Warrants to be issued in connection with our intended financing for the Arden acquisition is not determinable until the financing occurs. We anticipate that such Financing Warrants will have customary terms, including registration rights and provisions to limit dilution. If we draw upon our bridge commitments to obtain financing, the Financing Warrants we issue in the bridge financing will be dilutive, and such dilution could be material.

SERIAL PREFERRED STOCK

         We can issue, without shareholder approval, shares of serial preferred stock in one or more series and with such preferences and designations as our Board of Directors may determine, including: the designation of such series and the number of shares constituting such series; dividend rights; redemption rights; liquidation preferences; purchase, retirement or sinking fund provisions; conversion rights; and voting rights.

         The Board of Directors' ability to designate and issue serial preferred stock having preferential rights could impede or deter an unsolicited tender offer or takeover proposal for the Company, and the designation and issuance of additional serial preferred stock having preferential rights could have a negative effect on the voting power and other rights of holders of Common Stock. There are no agreements or understandings for the issuance of serial preferred stock, and the Board of Directors has no present intention to issue serial preferred stock (other than to the extent necessary to satisfy our dividend payment obligations with respect to the Series D Convertible Preferred Stock).

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of November 29, 2000: (i) the ownership of Common Stock by all persons known by us to own beneficially more than 5% of the outstanding shares of Common Stock; and (ii) the beneficial ownership of Common Stock, Series B Convertible Preferred Stock, $.01 par value, and Series C Convertible Preferred Stock, $.01 par value, by (a) our directors,
(b) the chief executive officer and the four other most highly compensated executive officers for the fiscal year ended January 31, 2000, and (c) all of our directors and executive officers as a group, without naming them.

                                                                                Series B                          Series C
                                           Common Stock                  Convertible Preferred             Convertible Preferred
                                  -----------------------------       -----------------------------    ----------------------------
                                    Amount and                         Amount and                       Amount and
                                    Nature of        Percentage         Nature of       Percentage       Nature of     Percentage
Name and Address                    Beneficial         of the          Beneficial         of the        Beneficial       of the
of Beneficial Owner(1)             Ownership(2)       Class(2)          Ownership          Class         Ownership        Class
Rafael Kravec(3)(5)(16)           2,169,890                16.4%         3,889                  1.5%       8,835              1.8%
E. Scott Beattie(4)(5)(16)          983,356                 7.0          6,046                  2.3       11,143              2.2
Gretchen Goslin(6)                   60,927                 *                -                  -          3,220              *
Paul West(7)                         38,599                 *                -                  -          2,765              *
William J. Mueller (8)               61,180
Oscar E. Marina(9)                   53,189                 *                -                  -          3,222              *
J.W. Nevil Thomas(10)(16)           181,190                 1.4          8,558                  3.2       26,369              5.3
Fred Berens(11)(16)                 842,753                 6.3              -                  -              -              -
Richard C.W. Mauran(12)(16)       2,160,544                15.2        100,492                 38.0      136,213             27.2
George Dooley(13)(16)                46,000                 *                -                  -              -              -
Fragrance Marketing               1,122,727                 8.5
 Group, Inc.(14)
SAFECO Corporation(15)(16)        1,143,350                 8.6
All directors and executive       6,411,448                41.9        118,985                 45.0      191,767             38.4
officers  as a group (9
persons)(17)


----------
     *     Less than one percent of the class.

(1) The address of each of the persons shown in the above table other than Messrs. Thomas and Mauran, Fragrance Marketing Group, Inc., and SAFECO Corporation is c/o French Fragrances, Inc., 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014. The address of Mr. Thomas is Scotia Plaza, 40 King Street W., Suite 4712, Toronto, Canada M5H 3Y2. The address of Mr. Mauran is 31 Burton Court, Franklins Row, London SW3, England. The address of Fragrance Marketing Group, Inc. is 7445 N.W. 12th Street, Miami, Florida 33126. The address of SAFECO Corporation is SAFECO Plaza, Seattle, Washington 98185.

(2) Includes, where applicable, shares of Common Stock issuable upon the conversion of Series B convertible preferred, Series C convertible preferred and 7.5% Convertible Debentures, and upon the exercise of warrants and of options to acquire Common Stock, held by such persons which may be converted or exercised within 60 days after November 1, 2000. A total of 7.12 shares of Common Stock are issuable upon conversion of one share of Series B convertible preferred at a conversion price of $3.30 per share of Common Stock. One share of

         Common Stock is issuable upon conversion of one share of Series C convertible preferred at a conversion price of $5.25 per share of Common Stock. The 7.5% Convertible Debentures are convertible into shares of Common Stock at $7.20 per share. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and investment power with respect to all shares of Common Stock, Series B convertible preferred and Series C convertible preferred beneficially owned by them.

(3) The Common Stock includes (i) 2,133,365 shares of Common Stock owned by Mr. Kravec, including 1,000 shares which are owned by Mr. Kravec's daughter and as to which he disclaims beneficial ownership, (ii) 27,690 shares of Common Stock issuable upon the conversion of Series B convertible preferred owned by National Trading Manufacturing, Inc., a corporation which is controlled by Mr. Kravec ("National Trading"), and
         (iii) 8,835 shares of Common Stock issuable upon the conversion of Series C convertible preferred owned by National Trading.

(4) The Common Stock includes (i) 114,635 shares of Common Stock owned by Mr. Beattie, (ii) 624,167 shares of Common Stock issuable upon the exercise of stock options, (iii) 43,047 shares of Common Stock issuable upon the conversion of Series B convertible preferred, (iv) 11,143 shares of Common Stock issuable upon the conversion of Series C convertible preferred, (v) 1,163 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures, and (vi) the shares of Common Stock referred to in Note (5). The Common Stock also includes 64,201 shares of Common Stock owned by E.S.B. Consultants, Inc., a company that until September 1997 was controlled by Mr. Beattie ("ESB"), and as to which he disclaims beneficial ownership.

(5) The Common Stock includes 125,000 shares of Common Stock which Mr. Beattie has an option to purchase.

(6) The Common Stock includes (i) 31,040 shares of Common Stock owned individually by Ms. Goslin, (ii) 26,667 shares of Common Stock issuable upon the exercise of stock options, and (iii) 3,220 shares of Common Stock issuable upon the conversion of Series C convertible preferred.

(7) The Common Stock includes (i) 2,500 shares of Common Stock owned individually by Mr. West, (ii) 33,334 shares of Common Stock issuable upon the exercise of stock options, and (iii) 2,765 shares of Common Stock issuable upon the conversion of Series C convertible preferred.

(8) Mr. Mueller left our company in May 2000. The information presented is based on the information known to us at that time. The Common Stock includes (i) 31,293 shares of Common Stock individually owned by Mr. Mueller, (ii) 26,667 shares of Common Stock issuable upon the exercise of stock options and (iii) 3,220 shares of Common Stock issuable upon the conversion of Series C convertible preferred.

(9) The Common Stock includes (i) 46,667 shares of Common Stock issuable upon the exercise of stock options and (ii) 3,222 shares of Common Stock issuable upon the conversion of Series C convertible preferred. The remaining 3,300 shares of Common Stock are owned by Mr. Marina together with his spouse as joint tenants with right of survivorship.

(10) The Common Stock includes 37,624, 2,872, 2,748 and 20,644 shares of Common Stock owned by Mr. Thomas, his spouse, four trusts for the benefit of his children and for which he serves as a trustee (the "Thomas Trusts") and Nevcorp, Inc., a corporation controlled by Mr. Thomas, respectively. The Common Stock also includes 241, 53, 2,044 and 58,595 shares of Common Stock issuable upon the conversion of Series B convertible preferred owned by Mr. Thomas, his spouse, the Thomas Trusts and Nevcorp, respectively. The Common Stock also includes 26,369 shares of Common Stock issuable upon the conversion of Series C convertible preferred owned by Nevcorp and 30,000 shares of Common Stock issuable upon the exercise of stock options owned by Mr. Thomas. Mr. Thomas disclaims beneficial ownership as to the shares of Common Stock owned or issuable upon the conversion of Series B convertible preferred owned by Mr. Thomas' spouse and the Thomas Trusts.

(11) The Common Stock includes (i) 736,920 shares of Common Stock, (ii) 30,000 shares of Common Stock issuable upon the exercise of stock options, and (iii) 75,833 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures.

(12) The Common Stock includes 918,448, 115,441, 127,768 and 6,210 shares of Common Stock owned by Euro Credit Investments Limited, a company controlled by Mr. Mauran; Devonshire Trust, a trust of which Mr. Mauran is a trustee; Bed B.V.I. Corp., a company controlled by Mr. Mauran; and Devonshire Holdings, a trust of which Mr. Mauran is a beneficiary, respectively. The Common Stock also includes 490,567, 125,329, 95,014 and 4,590 shares of Common Stock issuable upon the conversion of Series B convertible preferred owned by Euro Credit, Devonshire Trust, Bed B.V.I. and Devonshire Holdings, respectively, and 112,949 and 23,264 shares of Common Stock issuable upon the conversion of Series C convertible preferred owned by Euro Credit and Devonshire Trust, respectively. The Common Stock also includes 109,114 and 1,850 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by Mr. Mauran and Devonshire Trust, respectively, and 30,000 shares of Common Stock issuable upon the exercise of stock options owned by Mr. Mauran.

(13) The Common Stock includes 37,000 shares of Common Stock issuable upon the exercise of stock options. The remaining 9,000 shares of Common Stock are owned by Mr. Dooley together with his spouse as joint tenants with right of survivorship.

(14) Represents shares of Common Stock issuable upon the exercise of warrants that were issued to Fragrance Marketing Group in connection with our acquisition of the principal assets of Fragrance Marketing Group in May 1996.

(15) Based on a Schedule 13G dated January 28, 2000. SAFECO Corporation has shared voting and dispositive power over 1,143,350 shares of Common Stock, including 1,136,700 shares which are owned beneficially by registered investment companies for which SAFECO Corporation's subsidiary, SAFECO Asset Management Company, is an advisor.

(16) All of the shares of Common Stock owned by this shareholder are subject to a certain Shareholder Voting Agreement dated October 30, 2000.

(17) The Common Stock includes (i) 847,173 shares of Common Stock issuable upon the conversion of Series B convertible preferred, (ii) 191,767 shares of Common Stock issuable upon the conversion of Series C convertible preferred, (iii) 187,960 shares of Common Stock issuable upon the conversion of the 7.5% Convertible Debentures, and (iv) 857,835 shares of Common Stock issuable upon the exercise of warrants or options. The information excludes Mr. Mueller's holdings.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the annual compensation for services in all capacities to us for the twelve months ended January 31, 2000, January 31, 1999 and January 31, 1998 of the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                                         ANNUAL COMPENSATION
                                         -------------------

          NAME AND                                                                     COMMON
     PRINCIPAL POSITION                                                 OTHER ANNUAL   STOCK
     ------------------                                                 COMPEN-        UNDERLYING
                                 YEAR(1)      SALARY($)   BONUS($)(2)   SATION ($)(3)  OPTIONS     COMPENSATION(4)
                                 -------      ---------   -----------   -------------  -------     ---------------
E. Scott Beattie                 1/31/00     375,000      200,000       3,961          100,000     3,413
  Chairman, President            1/31/99     367,790      100,000       3,745          400,000     204
  and                 Chief      1/31/98     257,405      175,000       --             7,500       --
  Executive Officer(5)

Paul West                        1/31/00     250,000      100,000       269            50,000      2,879
  Executive Vice President,      1/31/99     198,000      15,000        --             --          1,502
  Sales Management and
  Planning(6)

Gretchen Goslin                  1/31/00     197,116      100,000       207            10,000      2,915
  Executive Vice                 1/31/99     175,000      80,000        --             10,000      1,113
  President,   Marketing         1/31/98     175,000      88,000        --             --          --

William J. Mueller               1/31/00     196,539      80,000        3,945          10,000      772
  Senior Vice President,         1/31/99     170,000      80,000        3,605          10,000      204
  Chief Financial Officer        1/31/98     170,000      88,000        4,585          --          --
  and Treasurer

Oscar E. Marina                  1/31/00     170,000      75,000        296            10,000      2,869
  Senior Vice President,         1/31/99     168,077      70,000        --             10,000      1,332
  General Counsel and            1/31/98     150,000      75,000        --             10,000      --
  Secretary


(1) The amounts shown for "1/31/00," "1/31/99" and "1/31/98" are for the fiscal years ended January 31, 2000, 1999 and 1998, respectively.

(2) The Company creates an annual bonus pool for members of its management and other key personnel (the "Bonus Pool"). On an annual basis, the Committee approves the allocation of the Bonus Pool among the members of our management and other key personnel.

(3) During the fiscal year ended January 31, 2000, the Named Executives were reimbursed for the following amounts of taxes incurred as a result of the payment of executive disability insurance premiums: (a) E. Scott Beattie - $216;
(b) Paul West - $269; (c) Gretchen Goslin - $207; (d) William J. Mueller - $288; and (e) Oscar E. Marina - $296. The amounts shown for Messrs. Beattie and Mueller also include $3,745 and $3,657, respectively, which represents the amount reimbursed by the Company for the payment of taxes on the value received by them from a Company-provided automobile. The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits. The aggregate amount of such compensation for each Named Executive did not exceed 10% of the total annual salary and bonus of such Named Executive and, accordingly, has been omitted from the table as permitted by the rules of the Commission.

(4) Consists of matching payments made by the Company under the Company's 401(k) Plan, term life insurance premiums and disability insurance premiums paid or reimbursed by the Company, as follows:

                                401(K)           LIFE         DISABILITY
      NAME            YEAR     MATCH($)       INSURANCE($)    INSURANCE($)
      ----            ----     --------       ------------    ------------
E. Scott Beattie     1/31/00   2,889           131               393
                     1/31/99   --              28                176
                     1/31/98   --              --                --

Paul West            1/31/00   2,400           94                385
                     1/31/99   1,298           28                176

Gretchen Goslin      1/31/00   2,429           97                389
                     1/31/99   909             28                176
                     1/31/98   --              --                --

William J. Mueller   1/31/00   286             97                389
                     1/31/99   --              28                176
                     1/31/98   --              --                --

Oscar E. Marina      1/31/00   2,400           89                380
                     1/31/99   1,128           28                176
                     1/31/98   --              --                --

 (5) Mr. Beattie was appointed to the position of President and Chief Executive Officer of the Company in March 1998. Mr. Beattie was appointed to the position of President of the Company in April 1997. Salary for 1/31/98 represents $71,155 in salary paid to Mr. Beattie following his becoming an employee of the Company in September 1997, and $186,250 in consulting fees paid to ESB under the terms of certain consulting or monitoring agreements pursuant to which ESB, through Mr. Beattie, provided financial advisory and management services to the Company. All consulting and monitoring agreements between the Company and ESB were terminated during the fiscal year ended January 31, 1998.
(6) Mr. West was appointed an executive officer of the Company as its Senior Vice President Sales Management and Planning in March 1999. Mr. West joined in the Company in April 1998.

OPTIONS GRANTED IN LAST FISCAL YEAR

    The following table sets forth information concerning options granted during the twelve months ended January 31, 2000 to the named executives.

                                                                INDIVIDUAL GRANTS
                           ------------------------------------------------------------------------------------------

                           COMMON STOCK      % OF TOTAL                                 POTENTIAL REALIZABLE VALUE AT
                            UNDERLYING    OPTIONS GRANTED    EXERCISE OR                ASSUMED ANNUAL RATES OF STOCK
                              OPTIONS     TO EMPLOYEES IN    BASE PRICE    EXPIRATION      PRICE APPRECIATION OF
NAME                          GRANTED       FISCAL YEAR      ($/SHARE)(2)     DATE            OPTION TERM(1)
----                       -------------  ---------------   -------------  ----------   -----------------------------

                                                                                             5%              10%
                                                                                             --              ---

E. Scott Beattie              100,000          42.6%            6.00        3/3/09        377,337          956,245

Paul West                     50,000           21.3%            6.00        3/3/04         82,884          183,153

Gretchen Goslin               10,000            4.2%            6.00        3/3/04         16,577          36,631

William J. Mueller            10,000            4.2%            6.00        3/3/04         16,577          36,631

Oscar E. Marina               10,000            4.2%            6.00        3/3/04         16,577          36,631

(1) Amounts represent hypothetical gains that could be achieved for the respective Options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective Options were granted to their expiration dates. Hypothetical gains are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent an estimate by the Company of its future stock price growth. This table does not take into account any appreciation in the price of the Common Stock to date. Actual gains, if any, on Option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executives.
(2) The exercise price for the Options granted was based upon the market price of the Common Stock on the date of grant.

FISCAL YEAR END OPTION VALUES

      The following table sets forth certain information concerning options exercised by the named executives during the fiscal year ended January 31, 2000 and unexercised options held by the named executives at January 31, 2000.

                                                                 NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED        IN-THE-MONEY
                                                                       OPTIONS              OPTIONS AT FISCAL
                                  SHARES                          AT FISCAL YEAR-END         YEAR-END ($)(2)
                                ACQUIRED ON        VALUE           EXERCISABLE (E)/         EXERCISABLE (E)/
NAME                            EXERCISE #       REALIZED ($)(1)  UNEXERCISABLE (U)        UNEXERCISABLE (U)1
----                            ----------       ---------------  -----------------        ------------------
E. Scott Beattie                  53,400          132,485           590,834/66,666            79,167/33,333
Paul West                           --               --             16,667/33/333             8,334/16,667
Gretchen Goslin                   27,293          184,228            20,001/9,999              1,667/3,333
William J. Mueller                27,293          184,228            20,001/9,999              1,667/3,333
Oscar E. Marina                                                      40,001/9,999             26,667/3,333


(1) Value is based on the difference between the Option exercise price and the fair market value per share of Common Stock on the date of exercise multiplied by the number of shares underlying the Option. Shares acquired for Ms. Goslin and Mr. Mueller reflect the shares received following a cashless exercise of their Options for 53,400 shares of Common Stock.
(2) Value is based on the difference between the Option exercise price and the fair market value per share of Common Stock on January 31, 2000 multiplied by the number of shares underlying the Option.

                              DIRECTOR COMPENSATION

             Directors who are our employees do not receive any monetary compensation for serving on the Board or any of its committees. Directors who are not our employees (currently Messrs. Thomas, Berens, Dooley and Mauran) receive an annual retainer of $3,000 and a fee of $500 for each meeting of the Board of Directors or a committee of the Board of Directors attended. The Board of Directors also reimburses all directors for all expenses incurred in connection with their activities as directors. Under the terms of the Directors' Plan, non-employee directors currently receive stock options for 7,000 shares of Common Stock upon their initial election to the Board of Directors and stock options for 7,500 shares of Common Stock annually upon reelection to the Board of Directors at the annual meeting of shareholders. All options granted under the Directors' Plan are exercisable one year from the date of grant. During the fiscal year ended January 31, 2000, upon their reelection to the Board of Directors at the annual meeting of shareholders in June 1999, each of Messrs. Thomas, Berens, Dooley and Mauran were granted stock options under the Directors' Plan for 7,500. In addition, upon reelection to the Board of Directors at the annual meeting of shareholders in June 2000, each of such directors were granted stock options under the Directors' Plan for 7,500 shares. If Proposal Four is approved the non-employee directors will receive stock options for 15,000 shares of Common Stock in connection with their reelection to the Board of Directors.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  Mr. Fred Berens served as a member of the Compensation Committee of the Board of Directors for the fiscal year ended January 31, 2000. Mr. Berens owns $546,000 principal amount of the Company's 7.5% Convertible Debentures. See "Certain Relationships and Related Transactions."

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

             The Compensation Committee submitted the following report for fiscal 2000:

             The function of the Compensation Committee is to determine the compensation of our senior management and other key personnel who have contributed to our performance, including bonuses, and to administer our 1995 Stock Option Plan. Our executive compensation program consists of three primary components: base salaries, bonuses and grants of stock options. In the past, certain members of management have also received vehicles or car allowances. Bonuses for senior management and other key personnel are allocated from our Bonus Pool. The Compensation Committee may also, in its discretion, supplement monetary compensation with incentive compensation in the form of the grant of stock options under the 1995 Plan. All of the components of executive compensation are designed to facilitate fulfillment of the compensation objectives of the Board of Directors and the Compensation Committee, which objectives include: (i) providing market competitive compensation to attract and retain key management personnel; (ii) relating management compensation to the achievement of our goals and our performance; and (iii) aligning the interests of management with those of our shareholders.

             The determination of the total compensation package for our senior management and other key personnel was made after reviewing and considering a number of factors, including our performance, achievement of our goals and the individual's contribution to the achievement of our goals, job responsibility, level of individual performance, compensation levels at competitive companies, as well as companies of similar size to us, and our historical compensation levels. Following the completion of the fiscal year, the Compensation Committee met with the President and Chief Executive Officer to review his recommendations with respect to the compensation package for members of senior management and other of our key personnel. The Compensation Committee then determined the allocation of bonuses from the Bonus Pool and the grant of stock options. Other than the Bonus Pool, which is specifically tied to our performance, the compensation decisions for fiscal 2000 were based upon an overall review of all of the relevant factors without giving specific weight to any one factor.

             In its allocation of the Bonus Pool and the decision on the individuals who should receive, and the amounts of, stock option grants for fiscal 2000 performance, the Compensation Committee considered additional factors, including, (i) that, commensurate with our growth in sales, profitability and operations, a greater number of management personnel and key employees made significant contributions to us in fiscal 2000, (ii) the contributions of certain key executives whose monetary compensation had not been adjusted for some time, and (iii) the form of incentive compensation most appropriate for a specific individual. Based on all of these factors, the Compensation Committee allocated the Bonus Pool and granted stock options to a greater number of individuals than in past years. For fiscal 2000 performance, the Compensation Committee granted options for a total of 590,000 shares of

Common Stock, including 375,000 to the Named Executives. The period for full vesting of these option grants was extended from two to three years. The Compensation Committee's stock option grants reflected in the Summary Compensation Table for the Named Executives for the fiscal year ended January 31, 2000 were granted in March 1999 and were based primarily on fiscal 1999 performance.

             The compensation of our President and Chief Executive Officer was determined based on the above-described factors. Based on his long-term commitment to us and significant contributions during fiscal 2000, including, among other things, with respect to our record levels of profitability and continued improvements in supply chain management, sales growth and relationships with its top retailers, the development of relationships with fragrance suppliers, and operational and management initiatives, including our new e-commerce and internet initiatives, the Compensation Committee allocated a bonus of $200,000 and granted a stock option for 150,000 shares of Common Stock to Mr. Beattie in March 2000 exercisable in thirds after each succeeding year from the date of grant.

             At the Compensation Committee meeting held in March 2000, the Compensation Committee also adopted and the Board approved certain changes to our compensation structure for the current fiscal year 2001, including, (i) establishing potential bonus ranges based on the person's job responsibilities,
(ii) establishing specific criteria for the determination of bonuses, including, percentages based on our performance and percentages based on the person's attainment of certain key performance indicators, and (iii) standardizing our car allowance program. The Compensation Committee believes that these changes will provide both greater incentives for employees to focus on the collective goal of improving our performance and greater certainty in understanding how to achieve those personal goals which will most benefit us. In addition, the Compensation Committee believes that these changes will assist us in continuing to attract and retain top managerial talent.

                                                     Fred Berens
                                                     George Dooley


                                PERFORMANCE GRAPH

         NOTE: Prior to the Merger, our predecessor, Suave Shoe Corporation had discontinued its shoe manufacturing and distribution operations. Our management believes that reflecting our total return data relating to the shoe operations prior to the Merger would be of no relevance to our shareholders and potentially misleading. Accordingly, our management has omitted all historical data which does not relate to our fragrance operations following the Merger and has begun the performance graph comparison as of the effective date of the Merger. The performance graph data set forth below compares the cumulative total returns, including the reinvestment of dividends, of the Common Stock with the companies in The Nasdaq Stock Market (U.S.) Index and with four peer group companies (the "Peer Group"), which include: Allou Health & Beauty Care, Inc.; Jean Philippe Fragrances, Inc.; Parlux Fragrances, Inc.; and Perfumania, Inc. (now known as eCom Ventures, Inc.). The Peer Group consists of companies engaged in fragrance manufacturing, distribution and sales with similar market capitalizations to us at the beginning of the comparative period. The comparison covers a 50-month period from the November 30, 1995 effective date of the Merger in which our operations became the fragrance operations of the Company until January 31, 2000, and is based on an assumed $100 investment on November 30, 1995 in The Nasdaq Stock Market (U.S.) Index, the Peer Group and in the Common Stock. The Common Stock is listed on Nasdaq under the symbol "FRAG."

                             CUMULATIVE TOTAL RETURN

----------------------------------------- ----------- ------------ ------------- ------------ ------------ -----------
                                            11/95        1/96          1/97         1/98         1/99         1/00
----------------------------------------- ----------- ------------ ------------- ------------ ------------ -----------
FRENCH FRAGRANCES, INC.                      100          141          168           235          170         139
----------------------------------------- ----------- ------------ ------------- ------------ ------------ -----------
 PEER GROUP                                  100          99            70           57           90           85
----------------------------------------- ----------- ------------ ------------- ------------ ------------ -----------
NASDAQ NATIONAL MARKET (U.S.)                100          100          131           155          242         377
----------------------------------------- ----------- ------------ ------------- ------------ ------------ -----------


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We have, and may continue to be, engaged in transactions with affiliates. Our policy with regard to transactions with affiliates is to require that such transactions be on terms no less favorable to us than those that would have been obtained in a comparable transaction by us with an unrelated third party.

         In August 1998, National Trading, a corporation controlled by Mr. Kravec, one of our directors, sold a facility that formerly served as our executive offices to an unaffiliated third party. We had an option to purchase that facility. As part of the consideration for relinquishing our option to purchase the facility, National Trading issued to us a promissory note in the aggregate principal amount of $300,000. The note is payable upon demand and bears interest at 8.5% per annum. At January 31, 2000, $100,000 principal amount of the note, plus accrued interest of $16,000, was outstanding, which represented the highest amount outstanding during the fiscal year ended January 31, 2000.

         At January 31, 2000, we had outstanding approximately $4,779,000 aggregate principal amount of our 7.5% Convertible Debentures, of which:

         o        $2,184,000 in aggregate principal amount were owned by Mr.
                  Kravec and National Trading,

         o        $546,000 in aggregate principal amount were owned by Mr.
                  Berens, one of our directors,

         o        $798,942 in aggregate principal amount were owned by Mr.
                  Mauran, one of our directors, and Devonshire Trust, a trust of which Mr. Mauran is a trustee, and

         o        $8,374 in aggregate principal amount were owned by Mr.
                  Beattie, our Chairman, President and Chief Executive Officer.

         On February 9, 2000, we repurchased the 7.5% Convertible Debentures owned by Mr. Kravec and National Trading for an aggregate purchase price of $2,652,000.

         During the fiscal year ended January 31, 1999, we provided loans to Mr. Scott Beattie, our Chairman, Chief Executive Officer and President, in the aggregate principal amount of $500,000 for payment of certain Canadian tax liabilities resulting from his relocation to Florida. At January 31, 2000, the principal amount of loans outstanding and accrued interest were $556,000 cumulatively. The loans accrue interest at 8.5% per annum and mature in March 2001.

         CERTAIN LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         With certain exceptions, Section 162(m) of the Code limits our deduction for compensation paid to certain executive officers in excess of $1 million per executive per taxable year (including any deduction with respect to the exercise of a NSO or the disqualifying disposition of stock purchased pursuant to an ISO). This limitation would not apply to options granted under the Plan if shareholder approval of Proposal 3 is obtained.

                              INDEPENDENT AUDITORS

         Representatives of Deloitte & Touche LLP, the Company's independent auditors, are expected to be present at the Special Meeting and will have the opportunity to make a statement, if they so desire. In addition, such representatives are expect to be available to respond to appropriate questions from those attending the Special Meeting.

                         2001 PROPOSALS OF SHAREHOLDERS

             Shareholder proposals to be considered for inclusion in our proxy materials for our 2001 Annual Meeting of Shareholders must be received by us by January 6, 2001.

                                 OTHER BUSINESS

             The Board of Directors is not aware of any matters that may be presented at the Special Meeting other than those described in the Notice of Special Meeting of Shareholders enclosed herewith. If, however, any other matters do properly come before the Special Meeting, or any adjournment or adjournments thereof, it is intended that the persons named as proxies will vote, pursuant to their discretionary authority, according to their best judgment and in our interests.

                             ADDITIONAL INFORMATION

             All of the expenses involved in preparing, assembling and mailing this proxy statement and the accompanying materials will be paid by us. In addition to solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone, telegram or by personal interviews. Such persons will receive no additional compensation for such services. We will reimburse brokers and certain other persons for their costs and expenses in forwarding proxy materials to the beneficial owners of Common Stock held of record by such persons.

                                 By Order of the Board of Directors,



                                 Oscar E. Marina
                                 Secretary

Miami Lakes, Florida
December 4, 2000

REVOCABLE PROXY

                             FRENCH FRAGRANCES, INC.

         SPECIAL MEETING OF SHAREHOLDERS, JANUARY 3, 2001 AT 10:30 A.M.

The undersigned shareholder of French Fragrances, Inc. (the "Company") hereby appoints Oscar E. Marina and Joel B. Ronkin as proxies, each with power of substitution and revocation, to represent the undersigned at the Special Meeting of Shareholders of French Fragrances, Inc. to be held at the our principal executive offices located at 14100 N.W. 60th Avenue, Miami Lakes, Florida, 33014 on January 3, 2001 at 10:30 A.M. (local time), and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF PROPOSAL ONE, FOR THE APPROVAL OF PROPOSAL TWO, FOR THE APPROVAL OF PROPOSAL THREE AND FOR THE APPROVAL OF PROPOSAL FOUR, AND ON OTHER MATTERS PRESENTED FOR A VOTE, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON ACTING UNDER THIS PROXY.

Each shareholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Special Meeting, by written notice to the Secretary of French Fragrances, Inc. or by delivery of a later-dated proxy. Attendance at the Special Meeting without further action will not automatically revoke a proxy.

                                (attached hereto)

                                                                Please mark your
                                                               [ x ] votes as in
                                                                    this example


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL ONE.

         Proposal to approve the issuance or potential issuance of our common shares in an amount greater than 20% of the number of our outstanding common shares in connection with the our acquisition of the Elizabeth Arden skin treatment, cosmetics and fragrance brands, the Elizabeth Taylor fragrance brands and the White Shoulders fragrance brand and related assets and liabilities from Conopco, Inc. and other affiliates of Unilever, N.V.

                  FOR                                  AGAINST                               ABSTAIN

                  [_]                                    [_]                                   [_]
---------------------------------------- ------------------------------------- -------------------------------------


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

         Proposal to approve an amendment to our Amended and Restated Articles of Incorporation to change the our corporate name from "French Fragrances, Inc."
to "Elizabeth Arden, Inc." subject to the consummation of the Arden acquisition.
FOR AGAINST ABSTAIN

                  [_]                                    [_]                                   [_]
---------------------------------------- ------------------------------------- -------------------------------------


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL THREE

         Proposal to ratify the adoption and approval of our 2000 Stock
Incentive Plan

                  FOR                                  AGAINST                               ABSTAIN

                  [_]                                    [_]                                   [_]
---------------------------------------- ------------------------------------- -------------------------------------


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL FOUR

         Proposal to approve an amendment to our Non-Employee Director Stock
Option Plan to increase (i) the number of shares of common stock which may be issued pursuant to stock options granted under such plan from 200,000 to 500,000, and (ii) the number of shares of common stock exercisable in connection with an eligible director being re-elected to our Board of Directors at a subsequent annual meeting of shareholders from 7,500 to 15,000.

                  FOR                                  AGAINST                               ABSTAIN

                  [_]                                    [_]                                   [_]
---------------------------------------- ------------------------------------- -------------------------------------


P                                   Dated: _________ __, 200_
R
O
X                                   -------------------------------------
Y                                            (Signature)


                                    -------------------------------------
                                             (Signature if held jointly)

                                    The signature should agree with the name on your stock certificate. If shares are held jointly, each shareholder should sign. If acting as attorney, executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by President or other authorized officer. If the signer is a partnership, please sign in partnership name by authorized person.